UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ADVANCED DRAINAGE SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 8, 2018

Dear Stockholder:

I cordially invite you to attend via webcast the 2018 Annual Meeting of Stockholders of Advanced Drainage Systems, Inc. (the “Company,” “we” or “our”), which will be held on Tuesday, July 24, 2018 at 10:00 a.m., Eastern Time. This year’s Annual Meeting will be a virtual meeting of stockholders, which means that you will be able to participate in the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/WMS2018. You will not be able to attend the Annual Meeting in person.

Details of the business to be conducted at the Annual Meeting are provided in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, which you are urged to read carefully. If you participate in the Annual Meeting via the live webcast at www.virtualshareholdermeeting.com/WMS2018, you may revoke your proxy and vote during the Annual Meeting, even if you have previously submitted a proxy.

We have elected to take advantage of Securities and Exchange Commission (“SEC”) rules that allow us to furnish proxy materials to certain stockholders on the Internet. On or about the date of this letter, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders of record at the close of business on May 31, 2018. At the same time, we provided those stockholders with access to our online proxy materials and filed our proxy materials with the SEC. We believe furnishing proxy materials to our stockholders on the Internet will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. If you have received the Notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the Notice.

Stockholders of record at the close of business on May 31, 2018 are entitled to vote at the 2018 Annual Meeting. Regardless of the number of shares you own, your vote is important. I urge you to vote as soon as possible by telephone, the Internet or by signing, dating and returning the enclosed proxy card by mail, even if you plan to attend the meeting via webcast.

Your continuing interest in our Company is greatly appreciated.

Very truly yours,

D. Scott Barbour
President and Chief Executive Officer

ADVANCED DRAINAGE SYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on July 24, 2018

The Annual Meeting of Stockholders of Advanced Drainage Systems, Inc. (the “Company”) will be held on Tuesday, July 24, 2018 at 10:00 a.m., Eastern Time. This year’s Annual Meeting will be a virtual meeting of stockholders.

The purposes of the meeting are:

1. To elect three directors, described in the proxy statement, nominated for a term to expire at the 2021 Annual Meeting;

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending on March 31, 2019;

3. To hold a non-binding advisory vote on the compensation for the Company’s named executive officers, as disclosed in the proxy statement; and

4. To consider and act upon such other matters as may properly be brought before the meeting, or any adjournment or postponement thereof.

These matters are more fully described in the proxy statement. The Board of Directors recommends that you vote “FOR ALL” of the nominated directors, “FOR” the ratification of the Company’s independent registered public accounting firm, and “FOR” the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers. The Board of Directors knows of no other matters at this time that may be properly brought before the meeting.

Stockholders of record at the close of business on May 31, 2018 are entitled to notice of, and to vote at the Annual Meeting and any subsequent adjournments or postponements. A list of these stockholders will be available for inspection for 10 days preceding the Annual Meeting at our corporate headquarters, 4640 Trueman Boulevard, Hilliard, Ohio 43026. We will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about June 11, 2018 to stockholders of record at the close of business on May 31, 2018. The Notice contains instructions on how to access our proxy statement, our fiscal year 2018 Annual Report to Stockholders and the form of proxy on the Internet, as well as instructions on how to request a paper copy of the proxy materials.

It is important that your common shares be represented at the Annual Meeting whether or not you are personally able to attend via webcast. Our proxy tabulator, Broadridge Financial Solutions, Inc. must receive your proxy card no later than 11:59 p.m., Eastern Time on July 23, 2018.

Please read carefully the sections in the proxy statement on attending via webcast and voting at the Annual Meeting to ensure that you comply with these requirements.

Important Notice Regarding the Availability of Proxy Materials for Stockholder Meeting to be held on July 24, 2018: The proxy statement and our annual report on Form 10-K for fiscal year 2018 are available at www.proxyvote.com.

By Order of the Board of Directors

Scott A. Cottrill
Corporate Secretary

Hilliard, Ohio

June 8, 2018

PROXY STATEMENT

Advanced Drainage Systems, Inc. (which we refer to as “we,” “us,” “our,” “ADS” or the “Company”) is furnishing this proxy statement in connection with the solicitation by our Board of Directors (our “Board”) of proxies to vote at the Annual Meeting of Stockholders, to be held via webcast on July 24, 2018 (the “Annual Meeting” or the “2018 Annual Meeting”), or at any adjournment or postponement thereof. A copy of this proxy statement, the proxy card and our Annual Report for the fiscal year ended March 31, 2018 can be found at the web address www.proxyvote.com. We will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about June 11, 2018 to stockholders of record at the close of business on May 31, 2018. The Notice contains instructions on how to access our proxy statement, our fiscal year 2018 Annual Report to Stockholders and the form of proxy on the Internet, as well as instructions on how to request a paper copy of the proxy materials. We first sent these proxy materials to our stockholders on or about June 11, 2018.

References in this proxy statement to the Company’s “2019 Annual Meeting,” “2020 Annual Meeting,” and “2021 Annual Meeting” shall mean the annual meeting of stockholders to occur following each of the fiscal years ended March 31, 2019, 2020 and 2021, respectively.

QUESTIONS AND ANSWERS ABOUT

THIS PROXY STATEMENT AND THE ANNUAL MEETING

Who is soliciting my proxy with this Proxy Statement?

The Company is soliciting your proxy in connection with the Company’s 2018 Annual Meeting.

Where and when will the meeting be held?

This year’s meeting will be held on July 24, 2018 and will begin at 10:00 a.m. (Eastern Time). The 2018 Annual Meeting will be held only by means of a live webcast.

What if I wish to attend the meeting?

We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/WMS2018. The webcast will start at 10:00 a.m. (Eastern Time), on July 24, 2018. Stockholders may vote and submit questions while connected to the Annual Meeting on the Internet.

Instructions on how to connect and participate in the Annual Meeting, including how to demonstrate proof of ownership of our common shares, are posted at www.virtualshareholdermeeting.com/WMS2018. If you do not have your 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials), you will only be able to listen to the Annual Meeting.

What will be voted on at the meeting?

At the Annual Meeting, stockholders will be asked to approve (i) the election of three directors for terms expiring at the 2021 Annual Meeting, (ii) the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending March 31, 2019, (iii) in a non-binding advisory capacity, the Company’s named executive officer compensation, and to transact such other business as may properly come before the 2018 Annual Meeting or any adjournment or postponement thereof.

Who is entitled to vote at the meeting?

The record date for this meeting is May 31, 2018. On that date, the Company had 56,754,281 shares of common stock (“Common Stock”) outstanding and 23,298,405 shares of redeemable convertible preferred stock (the “ESOP Preferred Stock”) outstanding. Holders of our Common Stock and ESOP Preferred Stock are entitled to one vote for each share held as of the May 31, 2018 record date. Holders of our Common Stock and ESOP Preferred Stock will vote as a single class on all matters described in this proxy statement. Stockholders may not cumulate votes in the election of directors.

If I am a stockholder of record of Common Stock, how do I vote?

If your shares of Common Stock are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC, you are considered the stockholder of record with respect to those shares and you may cast your vote by any one of the following ways:

•	By Telephone: Call 1-800-690-6903: You can use any touch-tone telephone. Have your proxy card or Notice of Internet Availability of Proxy Materials in hand when you call and follow the instructions.

•

Over the Internet: Go to www.proxyvote.com: You can use the Internet 24 hours a day to transmit your voting instructions. Have your proxy card or Notice of Internet Availability of Proxy Materials in hand when you access the web site and follow the instructions.

•

By Mail: If you received a printed copy of the proxy materials, you may submit your vote by completing, signing and dating your proxy card and returning it in the prepaid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

If I am a beneficial owner of shares of Common Stock held in street name, how do I vote?

If your shares of Common Stock are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at the 2018 Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you request printed copies of these proxy materials by mail, you will receive a voting instruction form.

If I am a participant in the Advanced Drainage Systems, Inc. Employee Stock Ownership Plan, how do I vote?

If you are a participant in the Advanced Drainage Systems, Inc. Employee Stock Ownership Plan and trust (the “ESOP”), you have the right to instruct Fifth Third Bank, as administrative trustee of the ESOP (the “ESOP Trustee”), to vote the shares of ESOP Preferred Stock allocated to your ESOP account. If no instructions are given or if your voting instructions are not received by the deadline shown on the enclosed proxy card, the ESOP Trustee will vote the uninstructed shares in the same proportion in which it has received voting instructions.

Please note that participants in the ESOP may not vote in person at the meeting, as only the ESOP Trustee is authorized to vote the shares of ESOP Preferred Stock allocated to participants’ accounts.

What if I want to change my vote?

If you want to change your vote, you may revoke your proxy by:

•	Submitting your vote at a later time via the Internet or telephone prior to the 2018 Annual Meeting;

•	Submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or

•	Providing notice in writing before the meeting to: Secretary, Advanced Drainage Systems, Inc., 4640 Trueman Boulevard, Hilliard, Ohio 43026 USA.

What if I submit a proxy without giving specific voting instructions?

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxies on the proxy card will vote your shares:

•	FOR the election of the three nominees for Director named on page 5.

•	FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending March 31, 2019.

•	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers.

•	In accordance with the best judgment of the individuals named as proxies on the proxy card on any other matters properly brought before the Annual Meeting.

Will my shares be voted if I do not provide my proxy?

If you are a registered stockholder and do not submit a proxy, you must attend the meeting via webcast in order to vote your shares.

If you hold shares in “street name,” your shares may be voted on certain matters even if you do not provide voting instructions to your bank or broker. Banks and brokers have the authority under the rules of the New York Stock Exchange (“NYSE”) to vote shares for which their customers do not provide voting instructions on certain routine matters. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is considered a routine matter for which banks and brokers may vote without specific instructions from their customers. You must provide voting instructions to your bank or broker for your shares to be voted on all other matters presented at the 2018 Annual Meeting.

If you are a participant in the ESOP and do not instruct Fifth Third Bank, as ESOP Trustee, to vote the shares allocated to your ESOP account, or if your voting instructions are not received by the deadline shown on the enclosed voting instruction form, Fifth Third Bank will vote the uninstructed shares in the same proportion in which it has received voting instructions.

What should I do if I have questions?

If you have any questions or require any assistance with voting your shares of Common Stock or with respect to instructing the trustee of the ESOP with respect to any shares of ESOP Preferred Stock, please contact Scott A. Cottrill, the Company’s corporate secretary, at (614) 658-0050.

PROPOSAL ONE: ELECTION OF DIRECTORS

Board Composition

Our business and affairs are managed under the direction of our board of directors. We currently have eleven directors. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

As previously disclosed, on August 17, 2017 we announced the retirement and resignation of Joseph A. Chlapaty as a director of the Company effective as of September 1, 2017. Mr. Chlapaty continues to serve the Board in the honorary role of Chairman Emeritus as a non-voting Board observer, and C. Robert Kidder has assumed the role of Chairman. The Board also appointed D. Scott Barbour to replace Mr. Chlapaty as the Company’s President and Chief Executive Officer as of September 1, 2017 and also appointed Mr. Barbour to serve as a Class I director to fill the vacancy created by the resignation of Mr. Chlapaty. On May 30, 2018, we disclosed that the Board expanded its size to eleven directors and appointed Michael B. Coleman as a Class I director and appointed Ross M. Jones as a Class III director, effective May 23, 2018.

Our board of directors is divided into three classes of directors serving staggered terms of three years each. Generally, at each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring. Our directors are currently separated into the following classes:

•	Our Class I directors are D. Scott Barbour, Michael B. Coleman, Tanya Fratto and Carl A. Nelson, Jr.;

•	Our Class II directors are Robert M. Eversole, Alexander R. Fischer and M.A. (Mark) Haney; and

•	Our Class III directors are Ross M. Jones, C. Robert Kidder, Richard A. Rosenthal and Abigail S. Wexner.

The terms of our Class II directors are set to expire upon the election and qualification of successor directors at the 2018 Annual Meeting. The terms of our Class III directors are set to expire upon the election and qualification of successor directors at our 2019 Annual Meeting. The terms of our Class I directors are set to expire upon the election and qualification of successor directors at our 2020 Annual Meeting.

Any vacancies in our classified Board will be filled by the remaining directors and the elected person will serve the remainder of the term of the class to which he or she is appointed. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board to satisfy their oversight responsibilities effectively in light of our business and structure, our Board focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth below. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. We also value the experience that our directors bring from their service on other boards.

Election of Directors

The Class II directors to be elected at the 2018 Annual Meeting will serve a term that expires at the 2021 Annual Meeting. The Board has nominated Messrs. Eversole, Fischer and Haney for re-election as Class II directors. All of the nominees have indicated a willingness to stand for re-election and to serve if re-elected.

The following paragraphs describe the business experience and education of Messrs. Eversole, Fischer and Haney, who have been nominated for terms expiring at the 2021 Annual Meeting.

Robert M. Eversole. Robert M. Eversole became a director in 2008. Mr. Eversole is a Managing Partner of Stonehenge Partners, Inc., a private investment capital firm and has been continuously employed as such since 2007. Prior to joining Stonehenge Partners, Mr. Eversole spent 22 years with Fifth Third Bank, most recently as President and Chief Executive Officer of Central Ohio, and additionally served as Regional President for Fifth Third Bancorp affiliate banks in Western Ohio, Central Florida and Ohio Valley. He also served as a member of the Fifth Third Bancorp Operating Committee. Mr. Eversole currently serves on the boards of directors for certain privately-held companies. Mr.

Eversole is a graduate of The Ohio State University and has completed a number of executive education programs. We believe that Mr. Eversole’s extensive background in private equity and commercial banking, his expertise on financial matters and his extensive leadership and management experience make him qualified to serve as a member of our Board.

Alexander R. Fischer. Alexander R. Fischer became a director in 2014. Mr. Fischer has been the President and CEO of the Columbus Partnership, an organization of CEOs focused on civic, philanthropic, education and economic development opportunities in Columbus, Ohio, since 2009. Prior to his role at the Columbus Partnership, Mr. Fischer worked at Battelle Memorial Institute, a science and technology company, from 2002 to 2009, where he served as Senior Vice President for Business and Economic Development, Vice President of Commercialization, and Director of Technology Transfer and Economic Development. Mr. Fischer has also worked in the public sector, as Commissioner of Economic Development, Deputy Governor and the Chief of Staff for the State of Tennessee from 1997 to 2002. In the past, he has served on the boards of directors for a variety of for-profit and not-for-profit organizations, and currently serves on the boards of Nationwide Children’s Hospital, The Ohio State University, and Columbus 2020. Mr. Fischer graduated from the University of Tennessee with a B.S. in Economics and Public Administration and also received a Master’s of Science in Urban Planning and Economic Development from the University of Tennessee. We believe that Mr. Fischer’s executive management experience, his knowledge of economic development and commercialization and the knowledge he has gained from his extensive involvement in the public policy sectors make him qualified to serve as a member of our Board.

M.A. (Mark) Haney. M.A. (Mark) Haney became a director in 2014. Mr. Haney retired in December 2011 from Chevron Phillips Chemical Company LP, a chemical producer, where he served as Executive Vice President of Olefins and Polyolefins from January 2011 until his retirement. From 2008 to 2011, Mr. Haney served as Senior Vice President, Specialties, Aromatics and Styrenics. He also served as Vice President of Polyethylene and President of Performance Pipe. Prior to joining Chevron Phillips Chemical Company, Mr. Haney held numerous management positions with Phillips Petroleum Company. Mr. Haney currently serves on the board of directors of Phillips 66 Partners LP. Mr. Haney attended West Texas University and majored in chemistry. We believe that Mr. Haney’s extensive executive and management experience and his understanding of the petro-chemicals industry and the raw materials used in our products make him qualified to serve as a member of our Board.

Although it is anticipated that each nominee will be available to serve as a director, should any nominee be unable to serve, the proxies will be voted by the proxy holders in their discretion for another person properly designated. Each nominee recommended by the Board to stockholders was recommended to the Board by the nominating and corporate governance committee.

Directors Not Up for Re-Election

The following paragraphs describe the business experience and education of our Class I and Class III directors (not standing for re-election).

D. Scott Barbour. D. Scott Barbour joined us as a director, Chief Executive Officer and President in 2017. Mr. Barbour has over 25 years of experience in the industrials sector. Most recently, he worked for Emerson Electric, a global technology and engineering company that provides solutions for customers in industrial, residential and commercial markets as President and CEO of its $4.5 billion Network Power business. Mr. Barbour was responsible for managing major multi-million dollar contract negotiations, leading and implementing a global profitability optimization program, expanding Emerson’s geographic footprint, introducing new product lines, and managing the spin-off and subsequent sale of the Network Power business, now Vertiv. During his tenure at Emerson, Mr. Barbour also held several leadership positions including Group Vice President of Emerson Climate Technologies Group, President, Emerson Climate Technologies Asia Pacific Division, and President, Emerson Climate Technologies Air Conditioning Division. In these roles, Mr. Barbour drove significant technology initiatives, increased profitability and led new product development. Mr. Barbour began his career at Colt Industries, where he worked as a product engineer. Mr. Barbour received his Bachelor of Science in Mechanical Engineering from Southern Methodist University and his Master of Business Administration from the Owen Graduate School of Management, Vanderbilt University. We believe that Mr. Barbour’s extensive leadership experience and substantial business qualifications make him qualified to serve as a member of our Board.

Michael B. Coleman. Michael B. Coleman became a director in 2018. Mr. Coleman is a partner at Ice Miller in the Public Affairs and Government Law Group and serves as the firm’s Director of Business and Government Strategies.

Mr. Coleman served as Mayor of Columbus, Ohio from 2000 to 2015, the first African-American mayor and the longest-serving mayor in Columbus history. Mr. Coleman’s 25 plus years of experience in public service also includes serving as City Council President for Columbus, Ohio from 1997 to 1999 and as a member of City Council from 1992 to 1999. Prior to his term as Mayor, Mr. Coleman was a partner with the law firm of Schottenstein Zox & Dunn LLP. Mr. Coleman has received numerous national awards and is a frequent public speaker on issues involving economic development, neighborhood revitalization and environmental stewardship. Mr. Coleman has a B.S. in Political Science from the University of Cincinnati and a J.D. from the University of Dayton School of Law. We believe that Mr. Coleman’s significant legal background, his knowledge of economic development, familiarity with state and local contracting matters and his extensive involvement in the public policy sectors make him qualified to serve as a member of our Board.

Tanya Fratto. Tanya Fratto became a director in 2013. Prior to that, Ms. Fratto spent over 30 years with global industrial companies and private equity. She was Chief Executive Officer of Diamond Innovations, Inc., a world-leading manufacturer of industrial diamonds and cubic boron nitride used in oil and gas, infrastructure, automotive, aerospace, and electronics industries. In addition, she enjoyed a successful 20-year career with General Electric. Her experience has ranged from profit and loss ownership, product management and operations, to Six Sigma and supply chain management, spending time in GE Aerospace, GE Plastics, Corporate Sourcing, GE Appliances, and GE Consumer Service. Ms. Fratto holds a BS in Electrical Engineering from the University of South Alabama. She currently sits on the board of Smiths Global Plc, a global technology company. We believe that Ms. Fratto’s extensive executive and management experience as well as her experience managing global operations and the insights gained from those experiences make her qualified to serve as a member of our Board.

Ross M. Jones. Ross M. Jones became a director in 2018. Mr. Jones, a Managing Director at Berkshire Partners since 2000, has over 25 years of private equity experience. During Mr. Jones’ career at Berkshire, he has worked with many companies across a wide range of industries, including advising the Company over a 10-year period prior to its public offering. His prior board experience also includes serving as Chairman of the Board and Nominating & Governance Committee at Bare Escentuals, Inc. and serving as Lead Director and Chairman of the Nominating & Governance and Compensation Committees at Carter’s, Inc. Before joining Berkshire Partners, Mr. Jones worked at a start-up merchant bank, Bain & Co. and in the Investment Banking Division of Morgan Stanley & Co. Mr. Jones has a B.A. from Dartmouth College and a M.B.A. from Stanford University Graduate School of Business. We believe that Mr. Jones’ substantial business experience and extensive knowledge of financial services make him qualified to serve as a member of our Board.

C. Robert Kidder. C. Robert Kidder became a director in 2014. Mr. Kidder also serves as the Chairman of our Board and from 2014 to 2017 served as the Lead Independent Director on our Board. Mr. Kidder served as Chairman and Chief Executive Officer of 3Stone Advisors LLC, a private investment firm, from 2006 to 2011, and as non-executive Chairman of the Board of Chrysler Group LLC from 2009 to 2011. He was a Principal at Stonehenge Partners, Inc., a private investment firm, from 2004 to 2006. Mr. Kidder served as President of Borden Capital, Inc., a company that provided financial and strategic advice to the Borden family of companies, from 2001 to 2003. He was Chairman of the Board from 1995 to 2004 and Chief Executive Officer from 1995 to 2002 of Borden Chemical, Inc. (formerly Borden, Inc.), a forest products and industrial chemicals company. Mr. Kidder was Chairman and Chief Executive Officer and President of Duracell International Inc. Prior to joining Duracell International Inc., Mr. Kidder worked in planning and development at Dart Industries and as a management consultant with McKinsey & Co. Mr. Kidder currently serves on the board of directors of Microvi Biotech Inc. and previously served on the boards of directors of Morgan Stanley from 1997 to 2015, Schering-Plough Corporation from 2005 to 2009 and Merck and Co., Inc. from 2005 to 2017. Mr. Kidder earned a B.S. in industrial engineering from the University of Michigan and a graduate degree in industrial economics from Iowa State University. We believe Mr. Kidder’s extensive financial and senior executive experience, including in business development, operations and strategic planning, as well as knowledge he has gained through his directorship service at other public companies, make him qualified to serve as a member of our Board.

Carl A. Nelson, Jr. Carl A. Nelson, Jr. became a director in 2016. Mr. Nelson currently serves on the board of Star Leasing Company, a $115 million ESOP-owned company that leases semi-trailers through nine facilities across seven states. He also serves on the board of Worthington Industries, a $3 billion diversified metal processing company, where he has been the audit committee chair since 2004 and a member of the executive committee. Prior to his retirement in 2002 after 31 years of service, Mr. Nelson was a partner with Arthur Andersen, LLP, where he served as Managing Partner of the Columbus, Ohio office and was the leader of the firm’s consulting services for the products industry in the United States. Mr. Nelson has taught in the MBA and executive education programs at The Ohio State University and is a member of the Dean’s Advisory Council for the Fisher College of Business at The Ohio State University. Mr. Nelson

received his B.S. in Accounting from The Ohio State University and a Masters of Business Administration from the University of Wisconsin and is a Certified Public Accountant. We believe that Mr. Nelson’s public company accounting expertise and his years of experience as a business consultant on a variety of projects involving strategic planning, acquisitions, financial matters and executive coaching make him qualified to serve as a member of our Board.

Richard A. Rosenthal. Richard A. Rosenthal became a director in 1988. Mr. Rosenthal retired from the University of Notre Dame du Lac in 1995 after successfully serving as Athletic Director for eight years. Prior to his service as athletic director and following a professional basketball career, Mr. Rosenthal held several leadership roles in banking, including as Executive Vice President of Indiana Bank & Trust as well as serving over 25 years as Chairman and CEO of St. Joseph Bancorp. He formerly served on the boards of directors of LaCrosse Footwear, St. Joseph Capital Bank, Beck Corp., and two advisory boards of venture capital funds. Mr. Rosenthal holds a bachelor’s degree in Finance from the University of Notre Dame du Lac and is a former Chairman and current member of the Business Advisory Council of the University of Notre Dame du Lac Mendoza College of Business. We believe that Mr. Rosenthal’s extensive financial and senior executive experience, as well as knowledge he has gained through his directorship service with other companies, make him qualified to serve as a member of our Board.

Abigail S. Wexner. Abigail S. Wexner became a director in 2014. Mrs. Wexner is the CEO of Whitebarn Associates, a private investment company. She serves on the boards of LBrands, Inc., the KIPP Foundation, Harvard University’s Center for Public Leadership, The Ohio State University, Nationwide Children’s Hospital, the Columbus Downtown Development Corporation, the Columbus Partnership, Pelotonia, The Ohio State University Wexner Medical Center, The Wexner Foundation, The Wexner Center Foundation and the United States Equestrian Team Foundation. She is the founding board member and vice chair of the board for KIPP Columbus, founder and chair of the board for The Center for Family Safety and Healing and a past chair of the Governing Committee of the Columbus Foundation. Mrs. Wexner also held a presidential appointment to The United States Holocaust Memorial Museum.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the election of each of Messrs. Eversole, Fischer and Haney.

Vote Required

The election of directors is by plurality vote of holders of our Common Stock and our ESOP Preferred Stock, voting together as a single class present in person or by proxy at the Annual Meeting and entitled to vote thereon, with the nominees receiving the highest vote totals to be elected as directors. Brokers non-votes and abstentions are not counted toward the election of directors or toward the election of individual nominees specified on the proxy and therefore, broker non-votes and abstentions shall have no effect on this proposal.

If you return a proxy card without giving specific voting instructions, then your shares will be voted “FOR” the election of Messrs. Eversole, Fischer and Haney.

If you hold your shares in “street name” and do not provide specific voting instructions to the bank or broker or do not obtain a proxy from such bank or broker to vote those shares, then your shares will not be voted in the election of Directors.

CORPORATE GOVERNANCE

Certain Information Regarding our Directors and Executive Officers

The name and age of each director, nominee and executive officer and the positions held by each of them as of the date of this proxy statement are as follows

Name	Age	Class	Position(s)
D. Scott Barbour[1]	56	Class I	Director, President and Chief Executive Officer
Scott A. Cottrill	52	—	Executive Vice President, Chief Financial Officer and Secretary
Ronald R. Vitarelli	51	—	Executive Vice President, Engineering and Business Development
Robert M. Klein	55	—	Executive Vice President, Sales
Kevin C. Talley	46	—	Executive Vice President and Chief Administrative Officer
Ewout Leeuwenburg	52	—	Senior Vice President, International
Michael B. Coleman	63	Class I	Director
Robert M. Eversole	56	Class II	Director
Alexander R. Fischer	51	Class II	Director
Tanya Fratto	57	Class I	Director
M.A. (Mark) Haney	63	Class II	Director
Ross M. Jones	53	Class III	Director
C. Robert Kidder[2]	73	Class III	Chairman of the Board of Directors, Director
Carl A. Nelson, Jr.	73	Class I	Director
Richard A. Rosenthal	85	Class III	Director
Abigail S. Wexner	56	Class III	Director

(1)	On August 14, 2017, the Board appointed D. Scott Barbour to serve as Director, President and Chief Executive Officer of the Company, effective September 1, 2017.
(2)	On August 14, 2017, the Board elected C. Robert Kidder as the non-executive Chairman of the Board of Directors, effective September 1, 2017.

Executive Officers who are not Directors

Scott A. Cottrill joined us in November 2015 and serves as Executive Vice President, Chief Financial Officer and Secretary. Mr. Cottrill came to the Company with extensive financial reporting, accounting and corporate finance experience. He currently oversees our finance, business development, and information technology functions. From 2012 to November 2014, Mr. Cottrill served as Executive Vice President and Chief Financial Officer of Jeld-Wen, Inc., a leading global manufacturer of windows, doors and treated composite trim and panels, and from November 2014 to February 2015 as an Executive Vice President of Jeld-Wen, Inc. From 1998 to 2012, Mr. Cottrill held various finance and accounting positions with Goodrich Corporation, including from 2005 to 2012 the position of Vice President, Controller and Chief Accounting Officer and from 2002 to 2005 the position of Vice President, Internal Audit. Prior to joining Goodrich, Mr. Cottrill worked at PricewaterhouseCoopers LLP from 1987 to 1998 Mr. Cottrill holds a bachelor’s degree in Accounting from The Pennsylvania State University and is also a Certified Public Accountant (inactive).

Ronald R. Vitarelli joined us in November 1988 and has served as Executive Vice President, Engineering and Business Development since March 2018. From November 2011 until March 2018, Mr. Vitarelli served as Executive Vice President & Co-Chief Operating Officer. Mr. Vitarelli joined us as a Sales Representative and was promoted to Regional Sales Manager in December 1995. In July 2003, he was named General Manager of StormTech LLC, a manufacturer of underground storm water retention and detention systems that was a 50/50 joint venture of ours with Infiltrator Systems, Inc. Upon our acquisition of the remaining 50% interest in StormTech from Infiltrator in November 2009, Mr. Vitarelli rejoined us and continued to lead the StormTech business until March 2010, when he was named Vice President, Storm & Sanitary Markets. He currently oversees our product research, development, commercialization and product approval efforts.

Robert M. Klein joined us in June 1992 and has served as Executive Vice President, Sales since February 2006. Upon joining us, Mr. Klein held several leadership positions in operations including Manager, Regional Manufacturing, Manager, Distribution Yards, Director, Purchasing and was named Vice President, Manufacturing Services in January 1999. In July 2001, he was named Vice President, Sales and Marketing and began providing leadership to our field sales, corporate account sales, marketing, customer service, and market analysis functions. Prior to joining us, he spent seven years at The Gerstenslager Company in manufacturing management positions. Mr. Klein holds a bachelor’s degree in Business Administration from Ashland College.

Kevin C. Talley joined us in October 2011 and has served as Executive Vice President & Chief Administrative Officer since August 2016. Mr. Talley joined us as Vice President, Human Resources providing overall leadership to our compensation, benefit, and talent management programs. He currently oversees our human resources, legal, office services, aviation, and safety functions. Prior to joining us, he spent seventeen years at The Scotts Miracle-Gro Company in increasingly responsible human resources leadership positions, most recently as Vice President, Human Resources. Mr. Talley holds a bachelor’s degree in Employment Relations and Organizational Behavior from Miami University.

Ewout Leeuwenburg joined us in April 2001 and has served as Senior Vice President, International since November 2011. He began leading our international operations in December 2007 and was named Vice President, International in July 2008. Mr. Leeuwenburg joined us upon the completion of our acquisition of the Inline Drain & Drain Basin division of Nyloplast, USA in 2001. At the time of the acquisition, Mr. Leeuwenburg had been with Nyloplast, USA Inc. since July 1988 in various business development, operations, sales, and marketing manager positions, and had served as President, United States since July 1996. Upon joining us, he served as General Manager, Nyloplast and expanded his responsibilities to Director, Allied Products in September 2002. Mr. Leeuwenburg holds a bachelor’s degree in Mechanical Engineering from Hogeschool Rotterdam in the Netherlands.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our Company. Our Board reviews our Corporate Governance Guidelines at least annually. From time to time, the Board may revise our Corporate Governance Guidelines to reflect new regulatory requirements and evolving corporate governance practices. A copy of our Corporate Governance Guidelines is available on our website at www.ads-pipe.com.

Board Meetings and Attendance

During fiscal year 2018, the Board met four times. Each Director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served. In accordance with the Company’s Corporate Governance Guidelines, the Directors are encouraged to attend the annual meetings of stockholders.

Director Independence

Our common stock has been listed on the New York Stock Exchange, or NYSE, under the symbol “WMS” since July 25, 2014. Under the rules of the NYSE, independent directors must comprise a majority of our Board within a specified period after the completion of our initial public offering (“IPO”). In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under the rules of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, our Board, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.

In fiscal year 2018, our Board undertook a review of its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our Board has determined that none of our directors except for Mr. Barbour has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors, other than Mr. Barbour, is “independent” as that term is defined under the rules of the NYSE.

Except as otherwise described below, our Board has determined that those directors who serve on our audit committee, compensation and management development committee and nominating and corporate governance committee satisfy the independence standards for those committees established by the rules of the NYSE and (in the case of the audit committee) the applicable SEC rules. In making this determination, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

Our Board does not have a formal policy on whether the roles of Chairman of our Board and Chief Executive Officer of the Company should be separate or combined and has the flexibility to decide which structure is in the best interests of our stockholders. While the positions of the Chairman and Chief Executive Officer have historically been combined, we believe that our stockholders are best served by separate Chairman and CEO roles. D. Scott Barbour serves as the Chief Executive Officer, and C. Robert Kidder serves as the Chairman of the Board.

A number of factors support the separate leadership structure chosen by the Board. Separate Chairman and CEO roles promote balance between the Board’s independent authority to oversee the Company’s business and the CEO’s management team, which manages the business on a day-to-day basis. Separation of the Chairman and CEO roles allow Mr. Barbour to focus his time and energy on operating and managing the Company and leverage the experience and perspectives of Mr. Kidder, who previously served as Lead Independent Director of the Board. Separating the Chairman and CEO roles fosters accountability, creates an environment that is more conducive to objective evaluation of management’s performance and enhances the effectiveness of the Board as a whole. Separating these positions allows Mr. Kidder to focus on the general policy of the Company and lead the Board in its fundamental role of providing oversight and advice while also allowing Mr. Barbour to streamline his duties as CEO and attain a comprehensive focus on the Company’s day-to-day business operations. For these reasons, having two separate positions is the appropriate leadership structure for the Company at this time.

Our Board recognizes that depending on future circumstances, other leadership models may become more suitable in addressing the interests of our stockholders. Accordingly, our Board will periodically review its leadership structure.

Board’s Role in Risk Oversight

The entire Board is engaged in risk management oversight. At the present time, our Board has not established a separate committee to facilitate its risk oversight responsibilities. Our Board expects to continue to monitor and assess whether such a committee would be appropriate. The audit committee assists our Board in its oversight of our risk management and the process established to identify, measure, monitor, and manage risks, in particular major financial risks. Our Board will receive regular reports from management, as well as from the audit committee, regarding relevant risks and the actions taken by management to address those risks.

Committees of the Board of Directors

Our Board has established an audit committee, a compensation and management development committee, a nominating and corporate governance committee, an executive committee and a stock repurchase committee, each of which has the composition and responsibilities described below. Our Board has adopted written charters for the audit committee, the compensation and management development committee and the nominating and corporate governance committee that comply with current federal law and applicable NYSE rules relating to corporate governance matters, which charters are available on our website (www.ads-pipe.com). Our Board may also establish from time to time any other committees that it deems necessary or desirable.

Audit committee

Our audit committee is comprised of Messrs. Eversole, Fischer and Haney and Ms. Fratto, with Mr. Eversole serving as the chairperson of the audit committee. Our audit committee met four times in fiscal year 2018. All of the members of the audit committee are financially literate and have accounting or related financial management expertise within the meaning of the rules of the NYSE. Our Board has determined that Mr. Eversole qualifies as an “audit committee financial expert,” as that term is defined under the Securities and Exchange Commission (“SEC”) rules implementing Section 407 of the Sarbanes-Oxley Act of 2002.

Our audit committee is responsible for, among other things:

•	reviewing and approving the selection of our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

Compensation and management development committee

Our compensation and management development committee is comprised of Messrs. Kidder, Nelson and Rosenthal and Mrs. Wexner and met six times in fiscal year 2018. Mr. Nelson is the chairperson of our compensation and management development committee. Our compensation and management development committee is responsible for, among other things:

•	overseeing our compensation policies, plans, and benefit programs;

•

reviewing and approving for our executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensations or arrangements;

•	reviewing the succession planning for our executive officers;

•	preparing the compensation committee report that the SEC requires to be included in our annual proxy statement; and

•	administrating our equity compensation plans.

Nominating and corporate governance committee

Our nominating and corporate governance committee is comprised of Messrs. Kidder and Fischer and Mrs. Wexner and met two times in fiscal year 2018. Mrs. Wexner is the chairperson of our nominating and corporate governance committee. Our nominating and corporate governance committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to our Board;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board;

•	overseeing the evaluation of our Board and management; and

•	recommending members for each board committee to our Board.

In identifying and evaluating director candidates, the nominating and corporate governance committee first considers the Company’s developing needs and desired characteristics of a new director, as determined from time to time by the nominating and corporate governance committee. The nominating and corporate governance committee then considers various candidate attributes, including the following: business, strategic, and financial skills; independence, integrity, and time availability; diversity of gender, race, and other personal characteristics; and overall experience in the context of the board of director’s needs.

The nominating and corporate governance committee will also consider director candidates recommended by Company security holders. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates a candidate for nomination to the Board based on whether or not the candidate was recommended by a Company security holder.

Security holders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to the Board at an annual meeting of stockholders must do so by delivering not less than ninety nor more than one hundred twenty calendar days prior to the first anniversary date of the preceding year’s annual meeting a written recommendation to the nominating and corporate governance committee c/o Advanced Drainage Systems, Inc., 4640 Trueman Boulevard, Hilliard, OH 43026, Attn: Chief Executive Officer and must meet the deadlines and other requirements set forth in the Company’s Bylaws and the rules and regulations of the Securities and

Exchange Commission. Based on the current date of the 2018 Annual Meeting, a proposal for the 2019 Annual Meeting must be delivered no earlier than March 26, 2019 or later than April 25, 2019 to be timely. Each written recommendation must set forth, among other information as described more fully in the Company’s Bylaws:

•	the name and address of the Company security holder(s) on whose behalf the recommendation is being made;

•

the class or series and number of shares of Company stock that are, directly or indirectly, owned of record or beneficially owned by such security holder(s) on whose behalf the recommendation is being made as of the date of the written recommendation;

•	the proposed director candidate’s full legal name, age, business address and residential address;

•	a description of the proposed director candidate’s principal occupation or employment and business experience for at least the previous five years;

•	complete biographical information for the proposed director candidate;

•	a description of the proposed candidate’s qualifications as a director;

•	the class and number of shares of Company stock that are beneficially owned by the proposed director candidate as of the date of the written recommendation; and

•

any other information relating to the proposed director candidate that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended.

Each submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

If a proposed director candidate is recommended by a security holder in accordance with the procedural requirements discussed above, the Chief Executive Officer will provide the foregoing information to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate the proposed director’s candidacy and recommend whether the Board should nominate the proposed director candidate for election by the Company’s stockholders.

Executive committee

Our executive committee is comprised of Messrs. Kidder and Rosenthal, meets between meetings of our Board, as needed, and has the power to exercise all the powers and authority of our Board with respect to matters delegated to the executive committee by our Board, except for the limitations under Section 141(c) of the Delaware General Corporation Law and/or applicable limitations under our organizational documents. Mr. Chlapaty served on the executive committee until his retirement effective September 1, 2017.

Stock repurchase committee

Our stock repurchase committee is comprised of Messrs. Kidder and Eversole and Mrs. Wexner. Our stock repurchase committee is responsible for, among other things:

•	administering the Company’s stock repurchase program (the “Repurchase Program”);

•	otherwise approving any repurchase under the Repurchase Program as so recommended by the Company’s Chief Executive Officer, or any other such officer designated by him in writing; and

•	taking such other actions with regard to the oversight of the Repurchase Program as the committee determines to be necessary, desirable or appropriate.

The stock repurchase committee did not meet in fiscal year 2018.

Codes of Business Conduct and Ethics

Our Board has established a Code of Ethics for Senior Executive and Financial Officers that applies to our senior executive and financial officers, including our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions. We also maintain a Code of Business Conduct and Ethics that governs all of our directors, officers and employees. A copy of the Code of Ethics for Senior Executive and Financial Officers and the Code of Business Conduct and Ethics are available on our website at www.ads-pipe.com. We will promptly disclose any future amendments to these codes on our website, as well as any waivers from these codes for executive officers and directors. Copies of these codes will also be available in print from our Corporate Secretary, without charge, upon request.

Compensation Committee Interlocks and Insider Participation

There are no interlocking relationships between any member of our compensation and management development committee and any of our executive officers that require disclosure under the applicable rules promulgated under the federal securities laws.

How You May Communicate with Directors

Security holders and other interested parties wishing to communicate with the Board or an individual director may send a written communication to the Board or such director, c/o Advanced Drainage Systems, Inc., 4640 Trueman Boulevard, Hilliard, OH 43026, Attn: Chief Executive Officer.

Each communication will be screened by the Company’s Chief Executive Officer to determine whether it is appropriate for presentation to the Board or such director. Communications determined by the Company’s Chief Executive Officer to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis. Any communications that concern questionable accounting or auditing matters involving the Company will be handled in accordance with the terms of the Company’s code of ethics.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis provides information regarding our compensation philosophy and the material elements of our fiscal year 2018 compensation program for our “named executive officers,” also referred to as the “NEOs.” Our NEOs for fiscal year 2018 are:

NEO Name	Primary Position

D. Scott Barbour	President & Chief Executive Officer

Joseph A. Chlapaty	Former President, Chief Executive Officer, and Chairman of the Board of Directors (currently Chairman Emeritus)

Scott A. Cottrill	Executive Vice President, Chief Financial Officer

Thomas M. Fussner	Executive Vice President, Co-Chief Operating Officer

Ronald R. Vitarelli	Executive Vice President, Engineering and Business Development

Robert M. Klein	Executive Vice President, Sales

1.	Mr. Fussner served as Co-Chief Operating Officer until his retirement, which became effective as of March 31, 2018.
2.	Mr. Vitarelli served as Co-Chief Operating Officer until March 31, 2018. Effective as of the same date, Mr. Vitarelli was appointed as Executive Vice President, Engineering and Business Development.

EXECUTIVE SUMMARY

We had a strong finish to fiscal 2018, achieving our financial goals for the year through disciplined execution of our fundamentals as well as another successful year of conversion. From a top line perspective, sales in our core domestic construction markets grew 500 basis points faster than the market, with above-market growth in each of our construction end markets. We also aggressively pursued actions to improve our profitability and achieve better returns on our capital.

Not only did we achieve our financial objectives, we also transitioned to a new President & CEO. Scott Barbour was hired and appointed as President & CEO on September 1, 2017, replacing Joe Chlapaty who retired following 37 years of company leadership. Upon joining, Mr. Barbour efficiently built his understanding of our strategies, operations, capabilities and business priorities. He accomplished this through constructive engagement with our Board of Directors, executive team, investors, customers, strategic partners, and employees. Mr. Barbour’s leadership and our disciplined execution were critical to driving our strong second half financial performance.

We believe our compensation practices and our overall level of executive compensation are competitive when compared to our peer group and reflect our commitment to performance-based pay. The compensation delivered to our executives in fiscal 2018 is indicative of this orientation. Additionally, while receiving strong support from our shareholders through our “Say-on-Pay” resolution, we continued to enhance the design of our compensation programs to further align them to long-term shareholder value creation by approving changes that will go into effect in fiscal 2019.

The following identifies notable areas with respect to our performance and how those relate to our executive compensation program.

Business Performance:

•	Our annual incentive plan emphasizes net sales and Adjusted EBITDA performance

•	Net sales increased 5.8% to $1,330.4 million, while Adjusted EBITDA (a non-GAAP financial measure) increased 8.7% to $210.2 million.

* The information above includes Adjusted EBITDA, a non-GAAP financial measure. Please refer to our Annual Report on Form 10-K for the fiscal year ended March 31, 2018 for more information on this non-GAAP measure, reconciliation to the most comparable GAAP measure, and the identification of notable items.

Shareholder Feedback:

•	94% of shareholders cast their ballots in favor of the “Say On Pay” resolution

•	98% of shareholders voted in favor of our Omnibus Incentive Plan, which replaced our legacy equity plans for executives and our outside directors

Executive Compensation Highlights:

•	NEO base salaries increased by an average of 3.4%

•	Based on fiscal year 2018 results, payouts earned under the Annual Incentive Plan averaged 115% of target

•	Outside the initial equity granted to Mr. Barbour in connection with his appointment as President & CEO, no equity was granted to the NEO group in fiscal year 2018

•	With approval of the Omnibus Incentive Plan, we anticipate annual equity grants to return in fiscal year 2019

•	We transitioned away from continuing to offer the NEOs individually-owned life insurance and replaced it with coverage under our broader company-provided plan

Compensation Program Enhancements:

•	Our Compensation and Management Development Committee (“Committee”) conceptually approved a new long-term incentive program that introduces performance share awards beginning in fiscal year 2019

•	Executive Stock Ownership Guidelines were approved and go into effect in July 2018

EXECUTIVE COMPENSATION PROGRAM OVERVIEW

The following pages summarize the design and components of the executive compensation program at ADS as of the end of fiscal year 2018.

Executive Compensation Philosophy & Objectives

The collective dedication and commitment of all our employees to the core values of our organization enable us to achieve our business objectives. Our core values consist of the following:

Our Core Values

•   Focusing on long-term growth and profitability

•   Creating an environment that promotes loyalty among employees, customers, and suppliers

•   Being sales and marketing driven

•   Being committed to innovation in product, process, and technology

•   Ensuring quality throughout our products and organization

The Committee and our management believe that fostering these core values requires a strong performance culture. We have compensation programs that align our executives’ interests with those of all of our shareholders by rewarding performance that meets or exceeds the goals established by the Committee and our Board.

Our executive compensation programs are designed to achieve the following objectives.

Objectives

• Drive the performance culture and Company values • Reward sustained performance • Align compensation with shareholders’ interests • Attract, retain and motivate top talent

In order to achieve these objectives, we are guided by these important principles.

Principles

•   Structure total compensation levels within the competitive market range for similar executive roles

•   Place greater emphasis on variable pay versus fixed pay

•   Link the total compensation of our executives to the sustained value they create for our shareholders through the use of equity-based compensation

Key Groups in Determining Executive Compensation

The following key groups are involved in making executive compensation decisions:

Compensation & Management Development Committee

•   Responsible for the design and implementation of our executive compensation policies and programs

•   Annually reviews and approves the corporate goals and objectives relevant to CEO compensation

•   Reviews CEO’s performance, and with insight from the executive compensation consultant, recommends CEO’s compensation package to the Board of Directors for approval

•   Determines the compensation (base salary, incentives, etc.) and mix for the other NEO’s consistent with the terms of their employment agreements

•   Administers the annual and long term incentive plans and equity program

Outside Executive Compensation Consultant

•   During fiscal year 2018, with the consent of the Committee, management engaged the services of Willis Towers Watson, a third-party executive compensation consultant

•   Willis Towers Watson consulted with the Committee regarding: competitive pay levels for management and the board; trends, regulatory developments, incentive plan design, proxy disclosures, and the development of stock ownership guidelines

•   Willis Towers Watson did not provide any services to, or receive any payments from, the Company other than in their capacity described above

Willis Towers Watson is a long-standing and reputable organization and has been consulting with the Committee since the company went public in 2014. The Committee has considered the factors cited by the SEC as key determinants of an advisor’s independence and determined that the work performed does not present any conflicts of interest.

ADS Management

•   Our human resources department, in partnership with the Committee, supports the design and implementation of all executive compensation programs

•   Our finance department supports the process by providing financial analysis as part of the review of program design

•   Except with respect to his own compensation, our CEO has final management-level review of any compensation program before it is sent to the Committee for consideration and approval

•   Management frequently consults with the Committee during the design process to obtain direction and feedback on how the design of our executive compensation programs supports our overall strategy

Executive Compensation Benchmarking Peer Group

The Company uses a customized compensation peer group, developed in collaboration with its executive compensation consultant, to provide insight into prevalent program design and compensation levels. Each year, the peer group is reviewed by the Committee. For fiscal year 2018, the Committee determined that our peer group did not need to be adjusted. Our customized peer group contains the following companies:

• Apogee Enterprises, Inc. • Griffon Corporation • Masonite International Corp. • Ply Gem Holdings, Inc. • Watts Water Technologies, Inc. • Eagle Materials Inc. • Lindsay Corporation	• Mueller Water Products, Inc. • Quanex Building Products Corp. • Gibraltar Industries, Inc. • Martin Marietta Materials Inc. • NCI Building Systems Inc. • Simpson Manufacturing Co., Inc.

In general, these companies come from the building products, machinery, or construction materials industry and are likely to be attracting and retaining talent with similar experience and skills to that of our Company. The median annual revenue of these companies approximates our annual revenue and reflects a range of $500 million to $3.7 billion.

Components of Executive Compensation – Fiscal Year 2018

The Committee has responsibility for determining all elements of compensation granted to the NEOs and reviews each element of compensation, as well as the relative mix and weighting of elements, on an annual basis.

Key Executive Pay Elements – Fiscal Year 2018

The chart below summarizes the key pay elements for our NEOs during fiscal year 2018. Each element is described in further detail below on the following pages.

Base Pay

The base salary element of our compensation program is designed to be competitive with compensation paid to similarly-situated, competent, and skilled executives. This element of pay serves as the foundation for the executive compensation program. Our NEOs are covered by employment agreements and, accordingly, we pay annual base salaries initially as set forth in these agreements as thereby adjusted.

On an annual basis, the Committee reviews base salaries for the NEOs using the following factors in its determination of changes:

•	Performance relative to the pre-established goals and objectives in the executive’s areas of responsibility

•	Competitive base salary levels of similar positions in the market

•	Trends in base salary increases in the market

•	Executive’s overall contribution to the business strategy and our growth objectives, individual performance and potential for future contributions

•	Current economic environment.

The CEO, with input from the human resources department, proposes base salary increases, if any, for all NEOs, excluding himself, based on the above criteria. His proposal is subject to review and approval (with or without modifications) by the Committee. Changes to the CEO’s base salary are initiated and approved by the Committee directly, subject to the review and final approval of our Board of Directors.

The Board and the Committee approved base salary adjustments for each of the NEOs for fiscal year 2018. The following table shows the base salary of each NEO as of March 31, 2018:

Named Executive Officer	Annual Salary March 31, 2017	Annual Salary March 31, 2018	Annual Salary Increase ($)	Annual Salary Increase (%)
D. Scott Barbour [1]	--	$800,000	--	--

Joseph A. Chlapaty	$710,000	--	--	--

Scott A. Cottrill	$455,000	$485,000	$30,000	7%

Thomas M. Fussner	$370,000	$375,000	$5,000	1%

Ronald R. Vitarelli	$350,000	$365,000	$15,000	4%

Robert M. Klein	$330,000	$345,000	$15,000	5%

1Mr. Barbour was appointed to the role of President & CEO on September 1, 2017. The annual base salary above reflects his full year base salary. His actual base pay earnings for fiscal year 2018 were less than the amount listed above. See Summary Compensation Table for actual base salary earnings for fiscal year 2018.

Annual Incentive Compensation

Our annual incentive program provides cash incentive opportunities for our NEOs based on the Company’s financial performance as well as individual performance. The Committee believes the following measures and weighting reflect key value drivers for purposes of establishing payouts under the Annual Incentive Plan:

•	Adjusted EBITDA - EBITDA before stock based compensation expense, non-cash charges and certain other expenses

•	Total Net Sales - Sales after cash discounts, product returns, and freight rebills

•	Individual Performance - Performance of the executives in relation to their annual performance objectives and demonstrated leadership

By tying a significant portion of the executive’s total annual cash compensation to annual variable pay we believe we are further reinforcing our pay for performance culture and focusing our executives on critical short-term financial and operational objectives, which also supports our long-term financial goals.

Establishing Annual Incentive Target Payouts

Under the Cash Incentive Plan, target payouts for each NEO are reviewed on an annual basis and compared against the compensation peer group. The CEO, with input from the human resources department, proposes annual target payout adjustments, if any, for all NEOs, excluding himself, based on the performance measures. His proposal is subject to review and approval (with or without modifications) by the Committee. Changes to Mr. Barbour’s targeted payout from the Cash Incentive Plan are initiated and approved by the Committee directly, subject to the review and final approval of our Board.

Our established targets enhance the alignment of our pay-for-performance and shareholder alignment principles. The annual cash incentive targets for fiscal year 2018 as a percentage of salary were unchanged and remained as follows:

Named Executive Officer	Target Incentive Opportunity (% of Base Salary)
D. Scott Barbour	100%
Joseph A. Chlapaty	140%
Scott A. Cottrill	75%
Thomas M. Fussner	75%
Ronald R. Vitarelli	75%
Robert M. Klein	65%

Historically, Mr. Chlapaty’s compensation mix consisted of a base salary below market and annual incentive opportunity above market. With Mr. Barbour’s appointment as President & CEO, his mix of compensation was more market-based.

Business Performance Levels in Annual Incentive

As reflected in the table below, threshold, target, and maximum performance levels were established based on the Committee’s assessment of performance targets that appropriately drive and reward the achievement of growth versus our prior year performance levels. The performance levels established for the non-individual metrics in the Cash Incentive Plan for fiscal year 2018 were as follows:

•	Target performance levels, which earn a 100% payout, were set at levels to achieve 9% and 4% growth versus the prior year for Adjusted EBITDA and Total Net Sales, respectively; and

•

Threshold performance levels, which earn a 50% payout, were set at the final fiscal year 2017 performance level for the Adjusted EBITDA metric and Total Net Sales was set at the same percentage of the established target; and

•	Maximum performance levels, which earn a 250% payout, were set at levels to achieve 17% and 12% growth versus the prior year for Adjusted EBITDA and Total Net Sales, respectively.

		Business Performance Levels – FY18 (000’s)

Business	Measure
Performance Measures	Weighting	Threshold	Target	Max
Adjusted EBITDA	60%	$193,371	$210,124	$226,877
Total Net Sales	20%	$1,197,656	$1,301,800	$1,405,944

	Payout %’s	50%	100%	250%

Annual Incentive Plan Funding Trigger

The Cash Incentive Plan includes a funding trigger that requires the achievement of the established threshold performance level for Adjusted EBITDA in order for any potential payout based on the Total Net Sales or Individual Goal Achievement measures. For fiscal year 2018, the Adjusted EBITDA funding trigger was set at $193.4 million, in order to receive a threshold payout of 50% as described above. This requirement was met for fiscal year 2018.

Role of Individual Performance in Annual Incentive

Individual performance measured through a subjective assessment of performance of each NEO as compared to the annual performance objectives as well as demonstrated leadership and represents 20% of an executive’s incentive opportunity. This incentive design provides the CEO, the Committee, and our Board of Directors the opportunity to distinguish individual performance. Payout percentages ranging from 0% – 250%, identical to the range for the financial-based metrics in the Plan, can be awarded to each participant to allow for differentiation based on each NEO’s performance versus individual goals and his demonstrated leadership.

Following are the performance objectives of each NEO in fiscal year 2018. No specific weightings are attached to any of the following individual objectives. These performance objectives serve as a general guide for the Committee in determining whether the individual goals for each NEO have been achieved.

D. Scott Barbour President & CEO

•   Design and execute an effective assimilation plan;

•   Achieve fiscal year 2018 net sales, earnings, and cash flow targets;

•   Continued focus on remediation related actions and matters;

•   Define the organizational priorities and align the organization to accountable execution

•   Construct the fiscal year 2019 Operating Budget; and

•   Drive improvement to Company’s safety culture and performance

Joseph A. Chlapaty Former President, Chief Executive Officer, and Chairman of the Board of Directors (currently Chairman Emeritus)

•   Lead the organization through the CEO succession process and an effective leadership transition;

•   Continued focus on remediation related actions and matters;

•   Achieve fiscal year 2018 net sales, earnings, and cash flow targets;

•   Execute the Company’s strategic pillars of strategic growth, operational excellence, and commercial excellence; and

•   Expand and enhance investor and key shareholder relations and communication.

Scott A. Cottrill Executive Vice President, Chief Financial Officer

•   Continued focus on remediation related actions and matters;

•   Achieve fiscal year 2018 net sales, earnings, and cash flow targets;

•   Execute the Company’s strategic pillars of strategic growth, operational excellence, and commercial excellence;

•   Lead the Company’s capital allocation strategies;

•   Expand and enhance investor and key shareholder relations and communication; and

•   Build leadership and talent.

Ronald R. Vitarelli Executive Vice President, Engineering and Business Development

•   Achieve fiscal year 2018 net sales, earnings, and cash flow targets;

•   Execute the Company’s strategic pillars of strategic growth, operational excellence, and commercial excellence;

•   Drive and accelerate market acceptance and targeted performance achievement for new product introductions;

•   Lead and support the strategic assessment, outreach, evaluation, and negotiation of strategic acquisition opportunities and portfolio management initiatives; and

•   Build leadership and talent.

Thomas M. Fussner Former Executive Vice President, Co-Chief Operating Officer

•   Achieve fiscal year 2018 budgets, properly adjusted for changes in volumes and product;

•   Execute the Company’s strategic pillars of strategic growth, operational excellence, and commercial excellence;

•   Lead key raw material strategies;

•   Achieve new product production and sales goals while designing and building improved manufacturing efficiencies and output;

•   Drive Canadian management team to achieve budgeted EBITDA profitability and operational performance; and

•   Build leadership and talent.

Robert M. Klein Executive Vice President, Sales

•   Achieve fiscal year 2018 net sales, earnings, and cash flow targets;

•   Execute the Company’s strategic pillars of strategic growth, operational excellence, and commercial excellence;

•   Drive and accelerate market acceptance and targeted performance achievement for new product introductions;

•   Develop and lead implementation of strategies to enhance our relationships with top accounts to drive expanded growth; and

•   Build leadership and talent.

Annual Incentive Performance Payouts – Fiscal Year 2018

The performance levels for the non-individual metrics in the Cash Incentive Plan for fiscal year 2018 are listed below.

			Business Performance – FY18 (000’s)
Business Performance Measures	Measure Weighting		Threshold	Target	Max	Fiscal Year 2018	Payout % of Target
Adjusted EBITDA	60%		$193,371	$210,124	$226,877	$210,230	101%
Total Net Sales	20%		$1,197,656	$1,301,800	$1,405,944	$1,330,354	141%

	Payout	%’s	50%	100%	250%

The table below summarizes the approved annual incentive payouts paid to the NEOs based upon the overall business/financial performance and the assessment of their individual performance during fiscal year 2018.

Named Executive Officer	Overall Target Annual Incentive Award ($)	FY18 Business Performance Payout ($)	FY18 Individual Performance Payout ($)	FY Total Annual Incentive Payout ($)	Approved Payout % vs. Target

D. Scott Barbour [1]	$462,466	$410,646	$184,986	$595,632	129%

Joseph A. Chlapaty	$994,000	$882,620	$198,800	$1,081,420	109%

Scott A. Cottrill	$363,750	$322,991	$90,938	$413,929	114%

Thomas M. Fussner	$281,250	$249,735	$56,250	$305,985	109%

Ronald R. Vitarelli	$273,750	$243,076	$68,437	$311,513	114%

Robert M. Klein	$224,250	$199,122	$67,275	$266,397	119%

1 Mr. Barbour was appointed to the role of President & CEO on September 1, 2017. His fiscal year 2018 target incentive was prorated based upon his appointment date.

Long-Term Equity-Based Compensation

Our long-term equity incentive compensation program is an integral part of an executive’s total compensation and provides awards for creating and delivering long-term value for our shareholders.

•	Ensure NEOs’ financial interests are aligned with our shareholders’ interests;

•	Motivate decision-making that drives long-term value;

•	Recognize and reward superior financial performance of our company; and

•	Provide a retention element to our compensation program.

The long-term equity-based incentive program is comprised of grants of non-qualified stock options and restricted stock, with each of these equity components equally weighted. Each of these equity awards carries a three year vesting schedule.

In determining the value of the long-term incentive award, the Committee considers prevalent market data from our peer group provided by the executive compensation consultant, as well as the subjective assessment of each NEO’s overall contribution to the business performance, strategic importance to our growth objectives, and individual performance and potential for future contributions.

The CEO, with input from the human resources department, proposes long-term equity-based incentives, if any, for our NEOs, excluding himself, based on the criteria described above. His proposal is subject to review and approval (with or without modifications) by the Committee. The long-term equity-based incentive grant, if any, for the CEO is initiated and approved by the Committee directly, subject to the review and final approval of our Board of Directors.

In July 2017, 98% of shareholders voted in favor of our Omnibus Incentive Plan, replacing our legacy equity-based incentive plans. The Omnibus Incentive Plan provides the Company and the Committee with a flexible foundation to deliver a wide range of both equity and cash incentive opportunities in both the short and long term. The Omnibus Incentive Plan will be the governing document for our annual incentive plan and our outside director compensation program, and beginning in fiscal year 2019, the platform for our new performance based long-term incentive plan.

Long-Term Equity Awards Delivered in Fiscal Year 2018

In February 2017, ADS made the first grant of equity since Company’s initial public offering in 2014. Since then, the only grant of equity to a NEO was to Mr. Barbour in connection with his assignment as President & CEO in September 2017. In fiscal year 2018, no broad equity grants were made to the NEOs.

With the approval of the Omnibus Incentive Plan, the Company is planning on issuing new performance awards beginning in fiscal year 2019. With this new plan design, we’ve transitioned the expected timing for the consideration of annual equity awards to after the completion of the fiscal year.

New Long-Term Equity Incentive Program Design

Beginning in fiscal year 2019, the design of the long-term equity incentive plan will be modified to include performance awards. The balance of the long-term equity incentive plan will be equally split between time-based restricted stock and non-qualified stock options as depicted below:

Long-Term Equity Component	Weighting

Performance Awards	50%

Restricted Stock	25%

Non-Qualified Stock Options	25%

The performance awards will be linked to the achievement of three-year performance levels of Return on Invested Capital and Free Cash Flow. These are two key measures of our long term value creation strategy.

Implementation of New Executive Stock Ownership Guidelines - Effective July 2018

To complement the current stock ownership guidelines in place for our Directors, the Company is implementing stock ownership guidelines for executives effective July 1, 2018. These new guidelines are intended to align the interests of our executives with shareholders’ interests and represent another opportunity to promote a long-term focus for our senior leaders. The guidelines listed below specify the value of stock the participants are expected to own. They have a five year window to meet the applicable ownership level.

CEO CFO / EVPs / SVPs Select Members of Management	5x annual base salary 3x annual base salary 1x annual base salary

BENEFITS AND EXECUTIVE PERQUISITES

The benefits provided to our NEOs are generally the same as those provided to our other salaried associates and include:

•	Medical, dental and vision benefits;

•	Life, accidental death and disability insurance;

•	Retirement plan; and

•	Employee Stock Ownership Plan (ESOP)

Life Insurance Change in Fiscal Year 2018

Prior to September 2017, the Company paid the premiums for our NEO’s individually owned life insurance policies providing $200,000 of permanent whole life coverage with a term rider providing an initial death benefit of $200,000. This benefit was in recognition of the carve-out under our group term life insurance program provided to our U.S. based employees that reduces the maximum benefit available from $450,000 to $50,000 for executives, including NEOs.

In the fall of calendar 2017, the Company migrated away from the individually owned life insurance policies and transitioned their coverage to term life insurance under our Company-provided plan which carries a $450,000 maximum benefit.

Each executive participant was provided the opportunity to purchase the prior policy and assume responsibility for paying the premium. Executives are now treated similar to all other employees in the Company-provided plan and are no longer subject to the $50,000 maximum benefit.

Employee Stock Ownership Plan (ESOP)

All of the NEOs, with the exception of Mr. Chlapaty, participate in our tax-qualified ESOP that covers employees who meet certain service requirements. See “Equity-Based Incentive Plans Employee Stock Ownership Plan” and “Description of Employee Stock Ownership Plan” for additional information regarding the ESOP.

Executive Perquisites

We provide our NEOs with certain perquisites. These perquisites are summarized below.

•	All NEOs, except for Mr. Barbour, have use of Company-owned or leased cars and reimbursement of car-related expenses, payment of automobile insurance premiums for Company-provided vehicles;

•	Reimbursement of country club or fitness membership dues; and

•	Pre-approved personal use of the Company aircraft when it is not being used for business purposes at the cost to the executive as described below.

In determining the total compensation payable to our NEOs, the Committee considers perquisites in the context of the total compensation which our NEOs are eligible to receive. However, given the fact that perquisites represent a relatively small portion of the NEO’s total compensation, the availability of these perquisites does not materially influence the decisions made by the Committee with respect to other elements of the total compensation to which our NEOs are entitled or to which they are awarded.

Personal Use of Company Aircraft

The NEOs are also permitted to make pre-approved personal use of Company aircraft when not required for business travel. Consistent with guidance issued in 2010 from the Federal Aviation Administration, the Company may be reimbursed up to the pro rata cost of owning, operating, and maintaining the aircraft when used for routine personal travel by certain individuals whose position with the Company requires them to routinely change travel plans within a short time period. Accordingly, personal use of the Company aircraft by NEOs is subject to reimbursement to the Company by multiplying the aircraft flight time (hours) by the variable cost of the aircraft for all eligible occupied flight hours associated with routine personal usage.

The incremental cost of personal use of Company aircraft is calculated based on the average variable operating cost per hour flown, which includes average fuel costs, aircraft maintenance and supplies, landing fees and trip related hanger and parking costs. Fixed costs that do not change based on usage such as hangar rental, aircraft lease payments, insurance and certain administrative expenses are excluded from the incremental cost calculation. If an aircraft flies empty before picking up or after dropping off a passenger flying for personal reasons, this “deadhead” segment is included in the incremental cost of the personal use and reported in the “All Other Compensation” column of our Summary Compensation Table below. If an NEO is traveling on business utilizing Company aircraft and there is otherwise room available on the aircraft for the NEO’s spouse and/or child(ren) to accompany the NEO, the spouse and/or child(ren) are permitted to do so in accordance with IRS rules.

For a description of the perquisites received by our NEOs during fiscal year 2018, see the “All Other Compensation” column of our Summary Compensation Table.

CEO TRANSITION

ADS experienced a change in leadership in fiscal 2018. Effective September 1, 2017, Joseph A. Chlapaty retired as President & CEO and as director of the Company and effective as of that date the Board appointed D. Scott Barbour to replace Mr. Chlapaty as President & CEO and as a director.

Over his 37 years with the Company, Mr. Chlapaty led the organization during periods of substantial growth, product evolutions, strategic acquisitions and the Company’s initial public offering in 2014. Mr. Chlapaty continues to serve the Board in the honorary role of Chairman Emeritus as a non-voting Board observer.

In connection with Mr. Chlapaty’s retirement, the Company and Mr. Chlapaty entered into a second amendment to his executive employment agreement, which amends the executive employment agreement to reflect Mr. Chlapaty’s employment period continuing through and terminating as of the close of business on September 1, 2017. The amendment also modified the formula for calculating accrued bonus as defined in the executive employment agreement, as well as increasing the severance payment period under the executive employment agreement to 28 months. In connection with his retirement, all unvested restricted stock vested as of his retirement date, all vested, unexercised stock options became available to exercise within 90 days after his retirement date and all unvested stock options were forfeited.

In connection with Mr. Barbour’s appointment as President & CEO, the Company and Mr. Barbour entered into an executive employment agreement. The terms of his employment agreement provided for an annual base salary of $800,000, an annual incentive plan target goal of 100% of base salary and initial equity awards of restricted stock with a value of $1,100,000 and non-qualified stock options with a value of $1,100,000.

The Compensation & Management Development Committee (the “Committee”)’s decisions with respect to CEO compensation in fiscal year 2018 are summarized in the Components of Compensation section.

OTHER EXECUTIVE COMPENSATION POLICIES AND PRACTICES

Risk in Relation to Compensation Programs

Our compensation programs do not reward employees, including our NEOs and executive officers, for taking excessive or unnecessary risks that would have an adverse effect on the Company. Our management team assessed the program carefully to make this determination. They reached this conclusion in part due to the balance of fixed and variable compensation, balance of short and long-term incentives, design features of the plans, and the oversight and administration of the Committee.

Recoupment of Incentive Compensation Policy

Under our Recoupment of Incentive Compensation policy, if, in the opinion of the independent directors of the Board of Directors, financial results are materially mis-stated due in whole or in part due to intentional fraud or misconduct by one of more of the Company’s executive officers, the independent directors have the discretion to use their best efforts to remedy the fraud or misconduct and prevent its recurrence, by enforcing the clawback described herein. The independent directors may, for up to five years following such mis-statement, direct that the Company recover all or a portion of any bonus or incentive compensation paid, or cancel the stock-based awards granted, to the executive officer(s). In addition, the independent directors may, for up to five years following such mis-statement, also seek to recoup any gains realized with respect to equity-based awards, including stock options and restricted stock units.

The independent directors are entitled to exercise remedies pursuant to this policy, including the clawbacks described above, if each of the following conditions have been met:

1.	Bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated;

2.	One or more executive officers engaged in the intentional misconduct, and

3.	Bonus or incentive compensation calculated under the restated financial results is less than amount actually paid or awarded.

Annual Shareholder “Say-on-Pay” Vote

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company provides shareholders with the opportunity to cast an annual advisory vote to approve the compensation of the NEOs. At the Company’s 2017 annual meeting of shareholders, approximately 94% of the votes cast on the “say-on-pay” resolution were voted in favor of the compensation of the NEOs for fiscal year 2017 as disclosed in the Company’s 2017 proxy statement. Consistent with the Company’s commitment to have the executive compensation programs serve the best interests of the Company and its shareholders, the Compensation and Management Development Committee will continue to review the design of the executive compensation program in light of future “say-on-pay” votes and developments in executive compensation.

Insider Trading Policy

The Board of Directors has adopted an Insider Trading Policy and Guidelines for Certain Transactions in Securities of Advanced Drainage Systems to assist the Company’s employees and directors in complying with certain securities laws and avoiding even the appearance of improper conduct. Under this policy, employees and directors are prohibited from engaging in certain transactions relating to Company securities held by them, including short sales, hedging, short-term trading, and transactions in publicly traded options.

ACCOUNTING AND TAX CONSIDERATIONS

While the accounting and tax treatment of compensation generally has not been a consideration in determining the amounts of compensation for our executive officers, the Committee and management have taken into account the accounting and tax impact of various program designs to balance the potential cost to us with the value to the executive.

Federal income tax law prohibits publicly held companies, such as the Company, from deducting certain compensation paid to an NEO that exceeds $1 million during the tax year. Prior to the adoption of the Tax Cuts and Jobs Act of 2017 (“Tax Act”), to the extent that compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the shareholders, the compensation was not included in the $1 million limit. The Tax Act repealed this exemption, and now compensation paid to NEOs in excess of $1 million in tax years commencing on and after April 1, 2018, will no longer be deductible, even if performance-based. The Compensation Committee intends to continue to use performance metrics in compensation when it is in the best interests of the Company and its shareholders.

Pursuant to Internal Revenue Code Section 162(m), for corporations that became public via an IPO, the

Section 162(m) deduction limits are not applicable during a “relief period” for compensation awarded pursuant to a plan that existed prior to the IPO. For fiscal year 2018, the Company was in this “relief period” with respect to executive compensation.

The expenses associated with executive compensation issued to our executive officers and other key associates are reflected in our financial statements. We account for stock-based programs in accordance with the requirements of ASC Topic 718, which requires companies to recognize in the income statement the grant date value of equity-based compensation issued to associates over the vesting period of such awards.

Compensation and Management Development Committee Report

The Compensation and Management Development Committee has reviewed and discussed with the Company’s management the Compensation Discussion & Analysis set forth above. Based on such review and discussions, the Compensation and Management Development Committee has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended March 31, 2018.

Respectfully submitted,

Carl A. Nelson, Jr. (Chair)
C. Robert Kidder
Richard A. Rosenthal
Abigail S. Wexner

Summary Compensation Table for Fiscal Year 2018

The following table summarizes the total compensation earned by each of our NEOs for fiscal years noted:

Name and Principal Position	Fiscal Year	Salary $(1)	Bonus $	Stock Awards $(2)	Option Awards $(3)	Non-Equity Incentive Plan Compensation $(4)	All Other Compensation $(5)	Total $
D. Scott Barbour	2018	466,667	—	1,100,000	1,100,000	595,632	29,240	3,291,539
President & Chief Executive Officer
Joseph A. Chlapaty	2018	295,833	—	—	—	1,081,420	7,856,124	9,233,377
Former President & Chief Executive Officer	2017	632,500	—	1,100,011	1,100,005	727,659	131,062	3,691,237
	2016	543,750	—	—	—	750,000	137,925	1,431,675
Scott A. Cottrill	2018	485,000	—	—	—	413,929	73,453	972,382
Chief Financial Officer, Executive Vice President, and Secretary	2017	455,000	—	650,012	850,008	263,463	34,094	2,252,577
	2016	195,935	—	—	—	153,100	34,452	383,487
Thomas M. Fussner	2018	375,000	—	—	—	305,985	2,414,994	3,095,979
Former Executive Vice President and	2017	361,250	—	250,010	250,004	203,144	8,121	1,072,529
Co-Chief Operating Officer	2016	333,333	—	—	—	261,900	13,959	609,192
Ronald R. Vitarelli	2018	365,000	—	—	—	311,513	27,063	703,576
Executive Vice President, Engineering and Business Development	2017	340,000	—	250,010	250,004	192,164	6,970	1,039,148
	2016	307,083	—	—	—	234,800	9,613	551,496
Robert M. Klein	2018	345,000	—	—	—	266,397	44,818	656,215
Executive Vice President, Sales	2017	320,000	—	187,502	187,503	157,025	6,915	858,945
	2016	288,333	—	—	—	191,500	11,543	491,376

1)

Amounts reported for fiscal year 2018 reflect adjustment to NEO salaries that went into effect on June 1, 2017. Amounts reported for fiscal year 2017 reflect an adjustment that went into effect on December 1, 2016. Amounts reported for fiscal year 2016 reflect adjustment to NEO salaries that went into effect on May 1, 2015. The amount reported for Mr. Cottrill for fiscal year 2016 reflects his salary from his start date of November 9, 2015. The amount reported for Mr. Barbour for fiscal year 2018 reflects his salary from his start date of September 1, 2017. The amount reported for Mr. Chlapaty for fiscal year 2018 reflects his salary as President and Chief Executive Officer of the Company until his retirement, effective September 1, 2017.

2)

Amounts reported for fiscal year 2018 are based on the aggregate grant date fair value of restricted stock awarded, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. We calculated the estimated fair value of each share of restricted stock on the date of grant as described in Note 16 (Stock-Based Compensation) in the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018. The amounts in this column in fiscal year 2018 for Mr. Barbour includes sign-on grants awarded in connection with the commencement of his employment with the Company. The amounts in this column in fiscal year 2017 for Mr. Cottrill includes sign-on grants awarded in connection with the commencement of his employment with the Company. There were no restricted stock awards in fiscal year 2016.

3)

The amounts reported in this column are based on the aggregate grant date fair value of stock options awarded, computed in accordance with FASB ASC Topic 718. We calculated the estimated fair value of each option award on the date of grant using a Black-Scholes option pricing model as described in Note 16 (Stock-Based Compensation) in the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018. The amounts in this column in fiscal year 2018 for Mr. Barbour includes sign-on grants awarded in connection with the commencement of his employment with the Company. The amount in this column in fiscal year 2017 for Mr. Cottrill includes sign-on grants awarded in connection with the commencement of his employment with the Company.

4)

The amounts reported in this column consist of amounts to be paid under the Cash Incentive Plan for services rendered in fiscal years 2016, 2017, 2018 as discussed above under “— Compensation Discussion and Analysis — Components of Compensation — Annual Cash Incentive Compensation.”

5)	The All Other Compensation column is made up of the following amounts for fiscal year 2018:

Name	Life Insurance Premiums $	Dividends on Unvested Restricted Stock $(a)	Perquisites $(b)	ESOP Share Allocation $(c)	Dividends on Unallocated ESOP Shares $(d)	Severance Payments $(e)	Total $

D. Scott Barbour	—	11,696	—	17,544	—	—	29,240
Joseph A. Chlapaty	1,752	3,577	42,698	—	—	7,808,097	7,856,124
Scott A. Cottrill	3,110	6,142	46,035	17,759	407	—	73,453
Thomas M. Fussner	1,598	3,311	—	18,634	21,220	2,370,231	2,414,994
Ronald R. Vitarelli	1,706	3,311	—	17,915	4,131	—	27,063
Robert M. Klein	1,189	2,384	14,473	18,106	8,666	—	44,818

(a)  During fiscal 2018 we paid four quarterly cash dividends of $0.07 per share to all stockholders of record on June 5, September 1 and December 1, 2017 and March 1, 2018. In connection with these dividends and based on their respective equity holdings, our NEOs received such dividend payments with respect to unvested shares of restricted common stock, which amounts are reflected in the “All Other Compensation” column.

(b)

The amounts shown in this column include the value of perquisites and other personal benefits to an NEO only if the aggregate value exceeded $10,000. Where we do report perquisites and other personal benefits for an NEO, we have separately quantified each perquisite or personal benefit only if it exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that individual. The amount reported for Mr. Cottrill includes (i) reimbursement for social membership dues, which amounts are not quantified since they do not exceed the greater of $25,000 or 10% of the total amount of Mr. Cottrill’s perquisites and personal benefits, (ii) personal use of automobile and related automobile liability insurance expense, which amounts are not quantified since they do not exceed the greater of $25,000 or 10% of the total amount of Mr. Cottrill’s perquisites and personal benefits and (iii) $32,931 in relocation expenses. The amount reported for Mr. Chlapaty includes (i) $26,914 of incremental cost to us of Mr. Chlapaty’s personal use of Company aircraft for charitable and philanthropic purposes (the incremental cost of personal use of Company aircraft is summarized above under “Compensation Discussion and Analysis — Benefits and Executive Perquisites”), (ii) personal use of automobile and related automobile liability insurance expense, which amounts are not quantified since they do not exceed the greater of $25,000 or 10% of the total amount of Mr. Chlapaty’s perquisites and personal benefits and (iii) reimbursement for social membership dues, which amounts are not quantified since they do not exceed the greater of $25,000 or 10% of the total amount of Mr. Chlapaty’s perquisites and personal benefits.

(c)

The amounts shown in this column represent the dollar value of Company preferred stock released from the ESOP’s unallocated loan suspense account and allocated to the individual’s ESOP account in accordance with the ESOP’s terms. Mr. Chlapaty did not participate in our ESOP during his employment with the Company.

(d)

The amounts shown in this column represent payment of cash dividends on unallocated shares of ESOP preferred stock, which are paid in cash to the ESOP and allocated to the individual’s ESOP cash account.

(e)

Reflects severance payments and related benefits accrued by the Company with respect to the retirement of Mr. Chlapaty and Mr. Fussner during the fiscal year ended March 31, 2018 and not otherwise reflected in the Summary Compensation Table. With respect to Mr. Chlapaty the severance amounts reflected in the table consist of (i) cash severance payments to be paid out over twenty-eight (28) months from the termination date, (ii) certain termination payments paid in accordance with the terms of Mr. Chlapaty’s employment agreement, and (iii) the acceleration of unvested equity awards. With respect to Mr. Fussner the severance amounts reflected in the table consist of (i) cash severance payments to be paid out over twenty-four (24) months from the termination date, (ii) certain termination payments paid in accordance with the terms of Mr. Fussner’s employment agreement, and (iii) the acceleration of unvested equity awards. For more information on the severance payments and benefits for Messrs. Chlapaty and Fussner, see discussion below under “— Potential Payments upon Termination or Change in Control.”

Grants of Plan-Based Awards for Fiscal Year 2018

The following table provides information concerning awards granted to the NEOs in the last fiscal year under any plan:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of	All Other Option Awards: Number of Securities	Exercise or Base Price	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold $	Target $	Maximum $	Shares of Stock (#)	Underlying Options (#)	of Option Awards ($/Sh)	Option Awards (3) ($)

D. Scott Barbour (2)	N/A	231,233	462,466	1,156,165	55,697	185,827	19.75	2,200,000
Joseph A. Chlapaty	N/A	497,000	994,000	2,485,000	—	—	—	—
Scott A. Cottrill	N/A	181,875	363,750	909,375	—	—	—	—
Thomas M. Fussner	N/A	140,625	281,250	703,125	—	—	—	—
Ronald R. Vitarelli	N/A	136,875	273,750	684,375	—	—	—	—
Robert M. Klein	N/A	112,125	224,250	560,625	—	—	—	—

(1)

The amounts shown reflect the estimated payouts for fiscal year 2018 under the Cash Incentive Plan that the respective NEO would be eligible for assuming no use of discretion by the Committee in authorizing such payments. Actual amounts awarded are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. For additional information, see discussion above under “ — Compensation Discussion and Analysis — Components of Executive Compensation – Fiscal Year 2018 — Annual Cash Incentive Compensation.”

(2)

The amount of restricted stock and stock options awarded to Mr. Barbour includes 55,697 shares of restricted stock and 185,827 nonqualified stock options, which represent sign-on grants awarded in connection with the commencement of his employment with the Company, which sign-on grants have a 3-year vesting period from the date of employment and are otherwise consistent with the applicable form of award agreement.

(3)

The amounts shown are based on the aggregate grant date fair value of restricted stock and stock options awarded, computed in accordance with FASB ASC Topic 718. We calculated the estimated fair value of each option award on the date of grant using a Black-Scholes option pricing model as described in Note 16 (Stock-Based Compensation) in the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018.

Outstanding Equity Awards at Fiscal Year Ended March 31, 2018

The following table sets forth the unexercised and unvested stock options and restricted stock held by NEOs at fiscal year-end (except for Mr. Chlapaty, who held no unexercised and unvested stock options or restricted stock at fiscal year-end). Each equity grant is shown separately for each NEO.

	Option Awards					Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options That Are Exercisable	Number of Securities Underlying Unexercised Options That Are Not Exercisable	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (5)
Name		Shares	Shares	$			Shares	$
D. Scott Barbour
Stock Options (1)	9/01/17	—	185,827	19.75	9/1/27
Restricted Stock (4)						9/17	55,697	1,442,552

Scott A. Cottrill
Stock Options (2)	2/08/17	14,603	29,206	24.20	3/31/26
Stock Options (2)	2/08/17	29,760	44,638	24.20	3/31/26
Restricted Stock (4)	2/08/17					2/17	9,642	249,728
Restricted Stock (4)	2/08/17					2/17	7,437	192,618

Thomas M. Fussner
Stock Options (2)	9/01/13	139,745	—	13.64	3/31/23
Stock Options (2)	2/08/17	31,292	—	24.20	3/31/26

Robert M. Klein
Stock Options (3)	8/01/12	32,242	—	12.59	3/31/22
Stock Options (2)	9/01/13	112,968	28,242	13.64	3/31/23
Stock Options (3)	8/12/14	—	27,703	15.74	3/31/24
Stock Options (3)	2/08/17	7,823	15,646	24.20	3/31/26
Restricted Stock (4)						5/13	1,412	36,571
Restricted Stock (4)						2/17	5,168	133,851

Ronald R. Vitarelli
Stock Options (2)	9/01/13	131,796	32,949	13.64	3/31/23
Stock Options (2)	2/08/17	10,430	20,862	24.20	3/31/26
Restricted Stock (4)						5/13	2,353	60,943
Restricted Stock (4)						2/17	6,888	178,399

(1)

Stock options issued in 2017 pursuant to the 2017 Incentive Plan, which vest over a three-year period in 33% installments beginning with the first anniversary following the grant date of September 1, 2017, provided that Mr. Barbour remains in continuous service with the Company through the relevant vesting date.

(2)

Stock options issued in 2013 pursuant to the 2013 Plan, which vest over a five-year period in 20% installments each year, beginning with the first anniversary following the grant date. The vesting terms of these options did not accelerate upon completion of our IPO. Stock options issued in 2017 pursuant to the 2013 Plan, which vest over a three-year period in one-third installments each year, beginning with the first anniversary, for all participants (except for Mr. Cottrill’s ‘sign-on’ option award, which vests 20% per year, beginning on November 9, 2016).

(3)

Stock options issued pursuant to the 2000 Plan, which vest over a three-year period in one-third installments each year, beginning with the fifth anniversary following the grant date, provided however that all then-remaining unvested options vested in full upon completion of our IPO.

(4)

Restricted stock other than the 2017 grant issued pursuant to the 2008 Plan, which vests over a five-year period in 20% installments each year, beginning with the first anniversary following the grant date. Restricted stock in the 2017 grant, which vests over a three-year period in 33% installments beginning with the first anniversary following the grant date (except with respect to restricted stock grants awarded to Mr. Cottrill, which grants vest over a five-year period in 20% installments each year). The number of shares listed in this column reflects the total number of shares of restricted stock that vested during fiscal year 2018.

(5)	The market value is the product of $25.90, the closing price of our common shares on the NYSE on March 29, 2018, and the number of unvested stock awards.

Option Exercises and Stock Vested for Fiscal Year 2018

The following table sets forth for each NEO the exercises of stock options and the vesting of stock awards during fiscal year 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (1)
	#	$	#	$

D. Scott Barbour	—	—	—	—
Joseph A. Chlapaty	517,770	3,163,575	62,400	1,321,836
Scott A. Cottrill	—	—	9,780	228,758
Thomas M. Fussner	48,812	448,653	8,621	196,374
Robert M. Klein	—	—	5,406	123,943
Ronald R. Vitarelli	—	—	8,621	196,374

(1)

Amounts shown represent (i) with respect to option awards, the difference between the closing price of our common shares on the NYSE on the date of the options’ exercise and the option exercise price, and (ii) with respect to stock awards, the value of the restricted shares that vest based on the closing price of our common shares on the NYSE on the date (or the closing price of our common shares on the NYSE on the next business day in the event the NYSE was closed on the vesting date) the shares vested. The foregoing values do not necessarily equate to cash realized from the sale of shares acquired upon the exercise of options or vesting of restricted stock as shares were not sold on exercise or upon vesting, but continue to be held by the NEO.

(2)

Restricted stock other than the 2017 grant vests over a five-year period in 20% installments each year, beginning with the first anniversary following the grant date. Restricted stock in the 2017 grant vests over a three-year period in 33% installments beginning with the first anniversary following the grant date. The number of shares listed in this column reflects the total number of shares of restricted stock that vested during fiscal year 2018.

Pension Benefits and Nonqualified Deferred Compensation for Fiscal Year 2018

We do not provide any defined benefit plans or nonqualified deferred compensation plans to our NEOs.

Employment Agreements

Our NEOs have each entered into employment agreement with us, which were negotiated between each NEO and us at arms-length. Certain elements of the compensation payable to our NEOs are set forth in these employment agreements, including initial base salary (subject to periodic adjustment) and scope of incentive compensation and benefits. These employment agreements also require us to make certain payments upon termination or change in control, as set forth below in “— Potential Payments upon Termination or Change in Control.”

D. Scott Barbour. On September 1, 2017, we entered into an executive employment agreement with Mr. Barbour, our President and Chief Executive Officer. The terms of Mr. Barbour’s employment agreement provide for an annual base salary of $800,000, an annual incentive plan target goal of 100% of base salary and initial equity awards of restricted stock with a value of $1,100,000 and non-qualified stock options with a value of $1,100,000. Under the agreement, Mr. Barbour is entitled to certain standard benefits, including vacation, sick leave, and life and long and short term disability insurance. Mr. Barbour will also receive certain perquisites consistent with those provided to other senior executive officers, including reimbursement for pre-approved country club or fitness membership dues. Mr. Barbour is also eligible for pre-approved personal use of Company-owned or leased aircraft, subject to reimbursement to the Company of the variable cost of the aircraft for all occupied flight hours associated with routine personal usage. The employment agreement continues until terminated by Mr. Barbour or the Company. The employment agreement also contains customary non-competition and non-solicitation covenants of Mr. Barbour that apply during his employment and within a period of two years following the termination of his employment with us and a confidentiality covenant of indefinite duration.

Joseph A. Chlapaty. On August 14, 2017, Mr. Chlapaty submitted notice of his retirement and resignation as President and Chief Executive Officer of the Company. In connection with Mr. Chlapaty’s retirement, the Company and Mr. Chlapaty entered into a second amendment to his executive employment agreement, which amends the executive employment agreement to reflect Mr. Chlapaty’s employment period continuing through and terminating as of the close of business on September 1, 2017. The amendment also modified the formula for calculating accrued bonus as defined in the executive employment agreement, as well as increasing the severance payment period under the executive employment agreement to 28 months. In connection with his retirement, all unvested restricted stock vested as of his retirement date, all vested, unexercised stock options became available to exercise within 90 days after his retirement date and all unvested stock options were forfeited. Mr. Chlapaty will continue to serve the Board in the honorary role of Chairman Emeritus as a non-voting Board observer. In connection with his appointment to serve as Chairman Emeritus, the Company entered into a confidentiality agreement with Mr. Chlapaty on August 14, 2017, in which Mr. Chlapaty agreed to certain confidentiality and standstill provisions associated with his transition to the role of Chairman Emeritus.

Scott A. Cottrill. On November 9, 2015, we entered into an employment agreement with Mr. Cottrill, our Chief Financial Officer. The employment agreement provided for an initial employment period ending March 31, 2018. Beginning on January 1, 2018 and each January 1 thereafter, the then remaining term of the employment agreement will be extended automatically for an additional one-year period until termination pursuant to its terms, including termination by either party through notice prior to the January 1 renewal date. Mr. Cottrill’s annual base salary for fiscal year 2018, effective June 1, 2018 was $485,000, and he is entitled to receive annual incentive compensation. The employment agreement also contains customary non-competition and non-solicitation covenants of Mr. Cottrill that apply during his employment and within a period of two years following the termination of his employment with us and a confidentiality covenant of indefinite duration.

Thomas M. Fussner. On March 16, 2018, Mr. Fussner submitted notice of his retirement as Executive Vice President and Co-Chief Operating Officer of the Company, effective as of March 31, 2018. In connection with Mr. Fussner’s retirement, the Company and Mr. Fussner entered into a first amendment to Mr. Fussner’s amended and restated executive employment agreement. The amendment reflects Mr. Fussner’s employment period terminating as of the close of business on March 31, 2018 and Mr. Fussner’s retirement age as of that date. The amendment also provides for the Company’s payment of Mr. Fussner’s premiums for up to 18 months of COBRA continuation coverage and the execution by Mr. Fussner of the form of Release set forth as Exhibit A to the amendment. The Company and Mr. Fussner also entered into a Consulting Agreement, effective April 1, 2018, by which Mr. Fussner has agreed to provide certain consulting services to the Company until March 31, 2019.

Ronald R. Vitarelli. On June 20, 2014, we entered into an amended and restated employment agreement with Mr. Vitarelli, our Executive Vice President, Engineering and Business Development. The employment agreement provides for an initial employment period ending March 31, 2017. Beginning on January 1, 2017 and each January 1 thereafter, the then remaining term of the employment agreement will be extended automatically for an additional one-year period until termination pursuant to its terms, including termination by either party through notice prior to the January 1 renewal date. Mr. Vitarelli’s annual base salary for fiscal year 2018, effective June 1, 2017 was $365,000, and he is entitled to receive annual incentive compensation. The employment agreement also contains customary non-competition and non-solicitation covenants of Mr. Vitarelli that apply during his employment and within a period of two years following the termination of his employment with us. It also includes a confidentiality covenant of indefinite duration.

Robert M. Klein. On June 20, 2014, we entered into an amended and restated employment agreement with Mr. Klein, our Executive Vice President, Sales. The employment agreement provides for an initial employment period ending March 31, 2015. Beginning on January 1, 2015 and each January 1 thereafter, the then remaining term of the employment agreement will be extended automatically for an additional one-year period until termination pursuant to its terms, including termination by either party through notice prior to the January 1 renewal date. Mr. Klein’s annual base salary for fiscal year 2018, effective June 1, 2017 was $345,000, and he is entitled to receive annual incentive compensation. The employment agreement also contains customary non-competition and non-solicitation covenants of Mr. Klein that apply during his employment and within a period of two years following the termination of his employment with us. It also includes a confidentiality covenant of indefinite duration.

Potential Payments upon Termination or Change in Control

We have outstanding employment agreements with each of our NEOs as described above under “— Employment Agreements” which require the payment of certain benefits to each NEO under certain circumstances.

Our employment agreement with our President and Chief Executive Officer, D. Scott Barbour, provides that in the event Mr. Barbour terminates his employment for good reason or Mr. Barbour’s employment is terminated by the Company for no reason or any reason other than cause, death or disability, Mr. Barbour shall be entitled to receive payments and benefits as follows:

•	for the 24 months following the termination date, we will continue to pay Mr. Barbour’s base salary, and

•	after the conclusion of our fiscal year in which the termination occurs, we will make a lump sum cash payment in an amount equal to the executive’s prorated bonus for the fiscal year.

For the purpose of Mr. Barbour’s employment agreement, “good reason” includes (i) a material reduction in salary; (ii) our action which would adversely affect Mr. Barbour’s participation in, or materially reduce his benefits under, any material benefit plan or equity incentive plan; (iii) our action which would adversely affect or reduce Mr. Barbour’s participation in, or materially reduces the maximum potential incentive compensation available to him under any of our material incentive compensation plan or program; (iv) the assignment of Mr. Barbour to a position of a materially lesser status or degree of responsibility; (v) the assignment of Mr. Barbour to a primary work location (A) outside the United States or (B) at which (I) neither we nor any of its affiliates maintain a significant manufacturing facility or significant office or (II) by virtue of such location, the ability of Mr. Barbour to perform his duties and responsibilities to the Company is materially impaired; or (vi) a breach by us of any of our material covenants or agreements contained in Mr. Barbour’s employment agreement. The term “cause” includes (i) substantial and material non-performance of his duties, continued, willful insubordination or other willful and material failure to adhere to any policy of the Company or any of its affiliates; (ii) the willful misappropriation (or attempted willful misappropriation) of any of the funds or property of the Company or any of its affiliates; or (iii) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, (A) a felony, (B) the equivalent thereof, (C) any other crime with respect to which active imprisonment is imposed, or (D) any other crime involving theft, willful misappropriation, embezzlement, fraud or dishonesty.

Our employment agreements with each NEO (other than Mr. Barbour) identify the following as specified circumstances that would require the payment of certain benefits:

•	termination by us at the end of the executive’s initial employment period or renewal period by giving three-month notice,

•	death or disability,

•

termination by the executive at the end of the executive’s initial employment period or renewal period by giving three-month notice, if the executive will have attained the age of 65 years (or 68 years in the case of Mr. Chlapaty and 61 years in the case of Mr. Fussner) on the employment termination date,

•	termination by the executive upon our breach of a material covenant in the employment agreement and failure to cure after receiving notice of such breach,

•

termination by the executive for good reason, which includes the following without the executive’s consent: (i) a reduction in base salary; (ii) our action which would adversely affect the executive’s participation in, or materially reduce his benefits under, any material benefit plan or equity incentive plan; (iii) our action which would adversely affect or reduce the executive’s participation in, or materially reduces the target potential incentive compensation available to the executive under any of our material incentive compensation plan or program; (iv) the assignment of the executive to a position of a materially lesser status or degree of responsibility; or (v) the assignment of the executive to a primary work location (A) outside the United States or (B) at which (I) neither we nor its affiliates maintain a significant manufacturing facility or significant office or (II) by virtue of such location, the ability of the executive to perform his duties is materially impaired, and

•

termination by us for no reason or for any reason other than mutual agreement for termination or termination for cause. “Cause” includes the executive’s non-performance of duties, failure to adhere to our policies, misappropriation of our property, conviction of a felony or equivalent, or other crimes subject to possible imprisonment or involving theft, misappropriation, embezzlement, fraud or dishonesty.

In the event of termination as a result of the specified circumstances described above, each NEO (other than Mr. Barbour) shall be entitled to receive payments and benefits as follows:

•

for the 24 months (or 18 months in the case of Messrs. Vitarelli and Cottrill) following the termination date, we will continue to pay the executive’s base salary, subject to reduction by the proceeds actually paid to the executive under any disability insurance policies maintained by us if the termination is due to the executive’s disability,

•	after the conclusion of our fiscal year in which the termination occurs, we will make a lump sum cash payment in an amount equal to the executive’s prorated bonus for the fiscal year,

•

after the conclusion of our first full fiscal year immediately following the conclusion of our fiscal year in which the termination occurs, we will pay the executive (except for Messrs. Vitarelli and Cottrill) a lump sum cash payment, which we refer to as the Termination Bonus I, as calculated under the applicable employment agreement, and

•

after the conclusion of our second full fiscal year immediately following the conclusion of our fiscal year in which the termination occurs, we will pay the executive (except for Messrs. Vitarelli and Cottrill) a lump sum cash payment, which we refer to as the Termination Bonus II, as calculated under the applicable employment agreement.

For each of our NEOs, the payment of the above 24 (or 18) months base salary and, if applicable, Termination Bonus I and Termination Bonus II is conditioned upon the executive’s release of claims against us.

Except in the cases of Messrs. Cottrill and Barbour, the employment agreements also provide that, notwithstanding anything to the contrary in any equity incentive plan or related agreements, if the executive’s employment is terminated by us for any reason other than for cause, all unvested restricted shares under the 2008 Plan and all unvested options under the 2000 Plan or the 2013 Plan awarded to the executive will fully vest at the employment termination date. Such vested options will be exercisable during the 90 consecutive day period immediately following the employment termination date.

Our stock option agreements with each NEO under the 2000 Plan, the 2013 Plan and the 2017 Incentive Plan provide that (i) upon death or disability of the executive, all the options may be exercised during the one-year period commencing on the date of the executive’s death or disability and (ii) upon termination of employment of the executive for any reason other than for death, disability or for cause, all the options may be exercised during the three-month period commencing on the employment termination date. Our restricted stock agreements with each NEO under the 2008 Plan provide for the vesting of restricted shares upon death or disability and upon termination by the Company of employment of the executive for any reason other than for death, disability or for cause. The restricted shares granted to Mr. Barbour under the 2017 Incentive Plan will vest upon death or disability and may, in the Compensation Committee’s discretion, vest upon termination by the Company other than for cause.

Change in Control. Under the 2000 Plan, our stock option agreements with the executives provide that all the options may be exercised by the executives commencing at the time of a “change in control.” A “change in control” for this purpose refers to: (i) our entry into an agreement to merge, consolidate or reorganize into or with another corporation or other legal person, and as a result less than 51% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction will be held in the aggregate by officers, directors and holders of a beneficial interest in our voting securities immediately prior to such transaction; (ii) our entry into an agreement to sell or otherwise transfer all or substantially all of its assets to any other corporation or other legal person, and as a result a beneficial interest in less than 51% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by officers, directors and holders of a beneficial interest in our voting securities immediately prior to such sale or transfer; or (iii) during any continuous 12-month period our stockholders’ sale of or entry into an agreement or agreements to sell to anyone other than us our securities representing 50% or more of our combined voting power at the beginning of such 12-month period.

Under the 2008 Plan, our restricted stock agreements with the executives provide that the restricted shares will vest effective at the time of a “change in control.” A “change in control” for this purpose refers to the occurrence of a transaction or series of transactions following which less than a majority of the voting power of us a successor entity is held by the persons who hold the same with respect to us immediately prior to such transaction or series of transactions.

Under the 2013 Plan, our stock option agreements with the executives provide that all the options may be exercised by the executives commencing at the time of a “change in control.” A “change in control” for this purpose refers to the occurrence of a transaction or series of transactions following which less than a majority of the voting power of us a successor entity is held by the persons who hold the same with respect to us immediately prior to such transaction or series of transactions.

The 2017 Incentive Plan provides that in the event stock options or restricted shares are assumed or continued in connection with a change in control transaction and employment is terminated without cause or for good reason within twenty-four (24) months of such change in control, all stock options and restricted shares will vest and become exercisable. In the event of a change in control transaction in which stock options and restricted shares are not assumed or continued, all stock options and restricted shares may, in the Compensation Committee’s discretion, vest and become exercisable.

Potential Payment. The following table sets forth the payments and benefits that would be received by each NEO in the event a termination of employment or a change-in-control of the Company had occurred on March 31, 2018, over and above any payments or benefits he otherwise would already have been entitled to or vested in on such date under any employment contract or other plan of the Company. The NEO would receive other payments and benefits as well upon termination of employment to which he was already entitled or vested in on such date. The actual amounts to be paid can only be determined at the time of such NEO’s separation from us and could therefore be more or less than the amounts set forth below. For the purposes of the calculations in the table, payments that would be made over time have been presented as a lump sum value. During the fiscal year ending March 31, 2018, each of Mr. Chlapaty and Mr. Fussner retired as an executive officer of the Company. Payments and benefits due to Mr. Chlapaty and Mr. Fussner as a result of their respective retirements are described immediately below the following table.

Name	Severance Payment $	Bonus Payment (4) $	Value of Accelerated Equity (5) $	Total $
D. Scott Barbour
Specified Circumstances (1)	$1,600,000	$595,607	$2,585,388	$4,780,995
Other Terminations (2)	$—	$—	$2,585,388	$2,585,388
Change in Control (3)	$—	$—	$2,585,388	$2,585,388
Scott A. Cottrill
Specified Circumstances (1)	$727,500	$413,909	$567,880	$1,709,289
Other Terminations (2)	$727,500	$413,909	$—	$1,141,409
Change in Control (3)	$—	$—	$567,880	$567,880
Ronald R. Vitarelli
Specified Circumstances (1)	$547,500	$311,499	$678,762	$1,537,761
Other Terminations (2)	$547,500	$311,499	$—	$858,999
Change in Control (3)	$—	$—	$678,762	$678,762
Robert M. Klein
Specified Circumstances (1)	$690,000	$799,155	$824,730	$2,313,885
Other Terminations (2)	$690,000	$799,155	$—	$1,489,155
Change in Control (3)	$—	$—	$824,730	$824,730

(1)

In the case of Mr. Barbour, Specific Circumstances include termination by Mr. Barbour of his employment for good reason or termination by the Company for no reason or any reason other than cause, death or disability (as all such terms are defined in Mr. Barbour’s employment agreement); provided that Mr. Barbour’s equity awards will not accelerate if he elects to terminate his employment for good reason. For all other NEOs, Specified Circumstances include termination (i) by the Company at the end of the respective employment period, (ii) upon the death of the respective NEO, (iii) upon the disability of the respective NEO, and (iv) by the Company for no reason or any other reason other than mutual agreement or termination for cause.

(2)

In the case of Mr. Barbour, Other Terminations include termination upon death or disability. For all other NEOs, Other Terminations include termination (i) by the NEO at the end of the respective employment period if such NEO has obtained the age of sixty-five (65), (ii) by the NEO following a breach by the Company of any of its material covenants or agreements contained in the NEO’s employment agreement not otherwise cured and (iii) by the NEO for good reason (as such term is described above).

(3)

The Company does not provide special change-in-control benefits to NEOs. The Company’s only change-in-control arrangement is accelerated vesting of certain equity awards. No NEO is entitled to any payment or accelerated benefit in connection with a change-in-control of the Company, except for accelerated vesting of stock options granted and restricted stock units granted under the (i) 2000 Stock Option Plan, (ii) the 2008 Restricted Stock Plan (iii) the 2013 Stock Option Plan or (iv) 2017 Stock Incentive Plan. Change-in-Control is defined above. The stock options and restricted shares granted to Mr. Barbour under the 2017 Incentive Plan may, in the Compensation Committee’s discretion, vest and become exercisable in the event the stock options or restricted shares are not assumed or continued or, if the stock options are assumed or continued, in the event Mr. Barbour’s employment is terminated without cause or for good reason within twenty-four (24) months of such change in control.

(4)

Amount reflects accrued bonus for fiscal year 2018 and, in the case of Mr. Klein, Termination Payment I and Termination Payment II (collectively, the “Termination Payments”). The Termination Payment amounts were assumed, although actual amount would depend on performance of the Company in the relevant two years following termination. Termination Payments for subsequent years, if any, upon termination of Mr. Klein are based on a formula equal to the lesser of the bonus paid (i) for the full year immediately prior to termination and (ii) certain bonus calculations earned for the two years following termination. Based on such formula, the Termination Payment amounts included in the table are capped at 2xs the bonus paid for fiscal year 2018 but may be less based on the productivity of the Company for subsequent years. Therefore, in the case of Mr. Klein, the bonus amounts reflected in the table are 3xs the bonus paid for fiscal year 2018 (comprised of the actual 2018 bonus award amount and 2xs such amount for the Termination Payments). Messrs. Barbour, Cottrill and Vitarelli are not entitled to Termination Payments.

(5)

Amounts include the acceleration of stock options, calculated by multiplying the number of shares underlying each stock option whose vesting would be accelerated or that would vest during the notice period, as the case may be, by the difference between $25.90, the closing price of our common shares on the NYSE on March 29, 2018, and the exercise price of the in-the-money accelerated stock options. Acceleration of restricted stock units are also included and were calculated by multiplying the number of shares underlying each restricted stock unit whose vesting would be accelerated by $25.90.

Payment to Joseph A. Chlapaty. On August 14, 2017, Mr. Chlapaty submitted to the Company’s Board of Directors notice of his retirement and resignation as President and Chief Executive Officer of the Company, effective as of September 1, 2017. In connection with his retirement, Mr. Chlapaty and the Company entered into a second amendment to Mr. Chlapaty’s amended and restated executive employment agreement. The amendment amends Mr. Chlapaty’s employment agreement to reflect the employment period continuing through and terminating as of the close of business on September 1, 2017, and also modifies the formula for calculating “Accrued Bonus” as defined in the employment agreement, as well as increasing the “Severance Payment Period” as defined in the employment agreement to 28 months. Pursuant to his employment agreement (and the amendment thereto), Mr. Chlapaty was entitled to (A) his unpaid base salary in cash through the termination of his employment on September 1, 2017, (B) reimbursement for all expenses paid or incurred by Mr. Chlapaty for which he was entitled to reimbursement by the Company that remained outstanding as of September 1, 2017, (C) a severance payment in the aggregate amount of $1,834,167 to be paid over twenty-eight (28) months from the termination date, of which $414,167 was paid in fiscal year 2018 and the remaining $1,420,000 will be paid in fiscal years 2019 and 2020, (D) his accrued bonus for fiscal year 2018 of $1,081,420, (E) Termination Payment I and Termination Payment II, which have a maximum aggregate value of $1,455,318 and which will be paid in accordance with the terms of Mr. Chlapaty’s employment agreement, and (F) the acceleration of equity awards which had a value of $1,323,567 as of March 29, 2018 (calculated in accordance with footnote 5, above).

Payment to Thomas M. Fussner. On March 16, 2018, Mr. Fussner notified the Company of his intention to retire from the Company effective March 31, 2018. In connection with his retirement, Mr. Fussner and the Company entered into an amendment to Mr. Fussner’s amended and restated executive employment agreement. The amendment reflects Mr. Fussner’s employment period terminating as of the close of business on March 31, 2018 and adjusts Mr. Fussner’s retirement age to 61. Pursuant to his employment agreement (and the amendment thereto), Mr. Fussner was entitled to (A) his unpaid base salary in cash through the termination of his employment on March 31, 2018, (B) reimbursement for all expenses paid or incurred by Mr. Fussner for which he was entitled to reimbursement by the Company that remained outstanding as of March 31, 2018, (C) payment of an aggregate amount of $24,398 in premiums for up to 18 months of COBRA continuation coverage, (D) a severance payment in the aggregate amount of $750,000 to be paid over twenty-four (24) months from the termination date, (E) his accrued bonus for fiscal year 2018 of $305,985, (F) Termination Payment I and Termination Payment II, which have a maximum aggregate value of $611,970 and which will be paid in accordance with the terms of Mr. Fussner’s employment agreement, and (G) the acceleration of equity awards which had a value of $678,762 as of March 29, 2018 (calculated in accordance with footnote 5, above).

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are now required to disclose the ratio of the total annual compensation of our CEO to that of our median employee.

We identified the median employee by examining the 2017 total employee pre-tax earnings, based on our payroll records, for all individuals (excluding our CEO) who were employed by us in the United States, Canada and Mexico, on December 31, 2017, the last day of our payroll year. We included all employees, whether employed on a full-time and part-time basis. We excluded all employees from unconsolidated joint ventures and three sales employees working in Europe and the Middle East. From this group, we identified those employees with total compensation within 5% of the median and chose our median employee after considering employment tenure and compensation stability.

With the CEO transition in September 2017, we had two CEOs serve the organization in fiscal year 2018. Our selected methodology related to CEO pay for this analysis was to annualize Mr. Barbour’s total compensation earned in fiscal year 2018. Based on this methodology, the annual total compensation of Mr. Barbour was $4,062,900. The annual total compensation of the selected median employee was $52,385. As a result, the calculated ratio of the CEO’s annual total compensation to the median employee annual total compensation is 78 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Equity-Based Incentive Plans

Prior Plans

Equity awards made by the Company prior to fiscal year 2018 are governed by the 2000 Incentive Stock Option Plan, the 2008 Restricted Stock Plan or the 2013 Stock Option Plan, as applicable (collectively, the “Prior Plans”). The Prior Plans are described below. No further awards will be made under the Prior Plans.

2000 Incentive Stock Option Plan

Options granted pursuant to the 2000 Plan constitute incentive stock options for federal income tax purposes. Any option granted pursuant to the 2000 Plan must be granted within 10 years from the effective date of its adoption. As of September 2008, further grants under the 2000 Plan were discontinued, although existing stock option grants continue to vest.

Shares Under the Plan. The maximum aggregate number of shares available to be issued under the 2000 Plan is 4,707,000, subject to adjustment in the event of changes in our capitalization. As of March 31, 2018, options to purchase 134,795 shares of our common stock were still outstanding and 1,135,502 shares of our common stock were available for future grant under the 2000 Plan. The maximum aggregate fair market value (determined as of the time the option is granted) of all stock with respect to which incentive stock options may be exercisable by an optionee for the first time in any calendar year under the 2000 Plan and any of our other incentive stock option plans cannot exceed $100,000. Shares issued under the 2000 Plan may be authorized and unissued shares or shares held by us in our treasury.

Terms and Conditions of Options. Each option will be evidenced by a written option agreement in such form as approved by our Board. The option agreement may contain conditions for grant of options (such as an employee’s entry into an employment agreement with us or such employee’s agreement on continued employment with us) and adjustment of the underlying shares upon changes in our capitalization. The option agreement shall set forth the number of underlying shares, option price no less than 100% of the fair market value of the underlying share as of the date of grant, period of exercise no longer than 10 years after the date of grant, and dates and conditions for exercise of the option. The option price may be paid in cash, shares of our common stock, a combination of cash and shares or such other consideration as determined by our Board. Prior to August 12, 2014, when our Board terminated the reload feature of the 2000 Plan, if an optionee exercised an option and paid some or all of the option price with shares of our common stock, such optionee was granted a reload option to purchase the number of shares equal to the number of shares used as payment of the option price, subject to adjustment made pursuant to the limitations on the number of shares available for grant under the 2000 Plan. Pursuant to the terms of each incentive stock option award agreement, the vesting for all option awards accelerated and became fully vested upon completion of our IPO.

2008 Restricted Stock Plan

The purpose of the 2008 Plan is to afford an incentive to, and encourage stock ownership by, our key employees so that such employees may acquire or increase their proprietary interest in our success and be encouraged to remain in our employ. Awards under the 2008 Plan must be made before September 15, 2018.

Administration. Our Board supervises the administration of the 2008 Plan. Subject to the provisions of the 2008 Plan, the Board has conclusive authority to construe the 2008 Plan and any restricted stock agreement entered thereunder, and to establish and amend the administrative policies for the administration of the 2008 Plan.

Eligibility. Any of our or our subsidiaries’ directors or employees is eligible to participate in the 2008 Plan.

Shares Available. The maximum aggregate number of shares available to be issued under the 2008 Plan is 1,012,005 subject to adjustment in the event of changes in our capitalization. Such shares must be made available solely from our treasury shares. As of March 31, 2018, 165,143 restricted shares of our common stock were available for future grant under the 2008 Plan.

Participation. Our Board will select participants and determine the terms of the awards under the 2008 Plan, which will be set forth in a restricted stock agreement.

Terms of Awards. The awards of restricted stock will be subject to the terms and restrictions as determined by our Board, which may also modify, or accelerate the termination of, such restrictions. During the period in which any shares are subject to restrictions, the Board may grant to the recipient of the award all or any of the rights of a stockholder with respect to such shares, including the right to vote and to receive dividends. The 2008 Plan authorizes our Board (i) to grant awards to any participant calculated as a percentage of such participant’s base pay and (ii) to determine the amount of such award based on achievement of a target. In addition, the Board may choose, at the time of the grant of an award, to include as part of such award an entitlement to receive dividends or dividend equivalents, subject to such terms and restrictions as the Board may establish. The grant of awards is contingent upon the participant’s execution of an executive responsibility agreement, or such other non-competition, non-solicitation and/or nondisclosure agreement as we may require.

Amendment. We may, by action of our Board, amend or terminate the 2008 Plan at any time, or, by action of the Board with the consent of the anticipant, to amend or terminate any outstanding award of restricted stock.

2013 Stock Option Plan

The purpose of the 2013 Plan is to afford an incentive to, and encourage stock ownership by, our officers and other key employees so that such employees may acquire or increase their proprietary interest in our success and be encouraged to remain in our employ. Options granted pursuant to the 2013 Plan will not constitute incentive stock options for the federal income tax purposes unless expressly designated by our Board. Any option granted pursuant to the 2013 Plan must be granted within 10 years from the effective date of its adoption.

Shares Under the Plan. The maximum aggregate number of shares available to be issued under the 2013 Plan is 3,323,142, subject to adjustment in the event of changes in our capitalization. As of March 31, 2018, options to purchase 2,474,846 shares of our common stock were still outstanding and 1,237,941 shares of our common stock were available for future grant under the 2013 Plan. On May 7, 2014, our Board authorized an amendment to the 2013 Plan that increased the maximum aggregate number of shares available to be issued under the 2013 Plan by 969,642 shares from 2,353,500 shares to 3,323,142 shares. The maximum aggregate fair market value (determined as of the time the option is granted) of all stock with respect to which incentive stock options may be exercisable by an optionee for the first time in any calendar year under the 2013 Plan and any of our other incentive stock option plans cannot exceed $100,000. Shares issued under the 2013 Plan may be authorized and unissued shares or shares held by us in our treasury.

Administration. Our Board administers the 2013 Plan. Subject to the provisions of the 2013 Plan, the Board has the discretion to determine the employees to be granted options and the number of shares subject to each option (except that options granted to members of the Board are subject to the approval of a majority of the our disinterested directors), the time to grant options, the option price, the time and duration to exercise the options. Subject to the terms of the 2013 Plan, the Board also has the discretion to specify additional conditions to the grant and exercise of any option as well as interpret the provisions of, and any option granted under, the 2013 Plan.

Eligible Employees. Options will be granted to our officers and other key employees as our Board selects from time to time. However, for any incentive stock options, (i) no employee can be granted an option if such employee owns stock possessing more than 10% of the total combined voting power of all classes of stock of ours or of any of our subsidiaries unless the option price is at least 110% of the fair market value of the underlying shares and such option is not exercisable after the expiration of five years from the date such option is granted, and (ii) such employees must execute a non-competition and non-disclosure agreement in order to receive grant of the options.

Terms and Conditions of Options. Each option will be evidenced by a written option agreement in such form as approved by our Board. The option agreement may contain conditions for grant of options (such as an employee’s entry into an employment agreement with us or such employee’s agreement on continued employment with us) and adjustment of the underlying shares upon changes in our capitalization. The option agreement shall set forth the number of underlying shares, option price no less than 100% of the fair market value of the underlying share as of the date of grant, period of exercise no longer than 10 years after the date of grant, and dates and conditions for exercise of the option. The option price may be paid in cash, shares of our common stock, a combination of cash and shares or such other consideration as determined by our Board. Prior to August 12, 2014, when our Board terminated the reload feature of the 2013 Plan, if an optionee exercised an option and paid some or all of the option price with shares of our common stock, such optionee was granted a reload option to purchase the number of shares equal to the number of shares used as payment of the option price, subject to adjustment made pursuant to the limitations on the number of shares available for grant under the 2013 Plan. Option awards under the 2013 Plan did not fully vest or further accelerate upon completion of our IPO.

Amendment. Our Board may, with respect to any shares of our common stock not subject to options at such time, discontinue or amend the 2013 Plan in any respect as it deems advisable. However, without the approval of our stockholders, the Board cannot increase the aggregate number of shares subject to the 2013 Plan, change the eligibility of employees for participation in the 2013 Plan, issue options with an option price of less than 100% of the fair market value of the shares, or make other amendments which will cause options issued to fail to qualify as incentive stock options for the federal income tax purposes.

2017 Omnibus Incentive Plan

The 2017 Incentive Plan governs any equity award grant made on or after April 1, 2017. The 2017 Incentive Plan implements an important part of our compensation philosophy regarding paying for performance. The 2017 Incentive Plan allows us to continue to provide an appropriate mix of compensation and provide management and the compensation and management development committee with flexibility and discretion to evolve our compensation philosophy, awards and program from year to year.

Types of Awards. The 2017 Incentive Plan provides for the award of stock options, restricted stock, restricted stock units, stock appreciation rights (“SARs”), phantom stock, cash-based awards, performance awards (which may take the form of performance cash, performance units or performance shares) and other stock-based awards. Subject to the terms of the 2017 Incentive Plan, the compensation and management development committee has discretion to determine the form and amount of the award, and the terms and conditions under which the award is granted. Under no circumstances may the compensation and management development committee award options or grants in excess of the share pool then available.

Eligible Participants. Persons eligible to participate in the 2017 Incentive Plan include employees of the Company and its subsidiaries, non-employee directors, consultants and advisors, as selected by the compensation and management development committee.

Shares Under the Plan. The maximum aggregate number of shares available to be issued under the 2017 Plan is 3,500,000, subject to adjustment in the event of changes in our capitalization. As of March 31, 2018, options to purchase 257,794 shares of our common stock were still outstanding and 3,242,206 shares of our common stock were available for future grant under the 2017 Plan.

Plan Administration. The 2017 Incentive Plan is administered by the compensation and management development committee.

Limitations on Individual Awards. No individual may (a) be granted stock options (nonqualified & incentive stock options) and SARs during any 12-month period with respect to more than 1,000,000 shares; (b) be granted other share-based awards during any calendar year with respect to more than 500,000 shares that may be earned for each 12 months in the vesting period or performance period; or (c) receive awards denominated in cash during any calendar year having an aggregate dollar value in excess of $5 million that may be earned for each 12 months in the performance period. The foregoing limits, contained in Section 11.5 of the 2017 Incentive Plan, apply only to awards intended to comply with the performance-based compensation exception under Internal Revenue Code Section 162(m) that provides the Company with tax deductions for eligible performance-based compensation paid to certain employees in excess of $1 million. The 2017 Incentive Plan authorizes the compensation and management development committee to grant awards that are not subject to such limits if such committee does not intend such awards to qualify for the Internal Revenue Code Section 162(m) performance-based compensation exception. In addition, during no fiscal year shall the aggregate amount of all compensation granted to a non-employee director exceed $500,000.

Employee Stock Ownership Plan

We sponsor a tax-qualified employee stock ownership plan and trust, or the ESOP, that covers our employees who meet certain service requirements, including all of our NEOs, with the exception of Mr. Chlapaty. The ESOP was established effective April 1, 1993, and was originally funded with a 30-year term loan from us as well as a transfer of assets from our profit sharing retirement plan, both of which were used to purchase shares of our convertible preferred stock. The loan is secured by a pledge of unallocated convertible preferred stock purchased by the ESOP with such loan proceeds that has not yet been released from the pledge (as a result of ESOP payments on the loan) and allocated to participants’ ESOP accounts. The ESOP operates as a leveraged ESOP and was designed to enable eligible employees to acquire stock ownership interests in us by virtue of their accounts under the ESOP. For a description of the ESOP, see Note 15 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K, for the fiscal year ended March 31, 2018.

DIRECTOR COMPENSATION

With the assistance of Willis Towers Watson, we have structured our Board compensation as set forth below.

Cash Retainer

Each non-employee director receives an annual cash retainer of $75,000. Prior to fiscal year 2018, each member of a committee of our board of directors received additional cash retainers as follows: $8,000 for a member of the audit committee, $6,000 for a member of the compensation and management development committee and $4,000 for a member of the nominating and corporate governance committee. Beginning in fiscal year 2018, members of the audit committee received annual cash retainers of $10,000, members of the compensation and management development committee received annual cash retainers of $7,000, and members of the nominating and corporate governance committee received annual cash retainers of $5,000.

The chair of each committee of our board of directors also receives an additional cash retainer. The chair of the compensation and management development committee and the chair of the nominating and corporate governance committee each receive an annual cash retainer of $8,000 and $6,000, respectively. Beginning in fiscal year 2018, the chair of the compensation and management development committee and the chair of the nominating and corporate governance committee each received an annual cash retainer of $13,500 and $10,000, respectively. The annual cash retainer for the chair of our audit committee for serving in that capacity in fiscal years 2017 and 2018 was $35,000. Payment to our lead independent director, Mr. Kidder, for serving in that capacity in fiscal years 2017 and 2018 was $40,000 and $16,667, respectively. For his service as Chairman of the Board during fiscal year 2018, Mr. Kidder was paid $35,000. None of our directors receive meeting fees in addition to these retainers.

Stock Awards and Stock in Lieu of Cash Retainer

Each non-employee director also shall receive shares of restricted stock in an amount equal to $75,000 at the date of grant that will vest on the one-year anniversary of the grant date, subject to cancellation and forfeiture of unvested shares upon termination of service with our Board (the “Director Stock Awards”). Such shares would be issued pursuant to the 2017 Omnibus Incentive Plan.

Each non-employee director is also provided the option to receive their annual cash retainer of $75,000 in the form of shares of restricted stock under the 2017 Omnibus Incentive Plan in an amount equal to $75,000 (“Stock in Lieu of Cash Awards”), subject to the same vesting parameters as the Director Stock Awards. For fiscal year 2018, Messrs. Rosenthal, Nelson, Fischer and Eversole, and Mrs. Wexner elected to receive Stock in Lieu of Cash Awards.

Director Stock Awards and Stock in Lieu of Cash Awards are to be made on the date of the annual meeting of the Company’s stockholders, are valued as of the grant date and are subject to forfeiture in the event that the Director ceases to serve as a Director during the one-year vesting period.

Expense Reimbursement

Non-employee directors will also continue to receive reimbursement of all reasonable travel and other expenses for attending meetings of our Board or other Company-related functions.

Fiscal Year 2018 Director Compensation

The following table summarizes the total compensation earned by each of our directors for fiscal year 2018 (excluding Messrs. Coleman and Jones, who did not serve as directors during fiscal year 2018).

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(7)	All Other Compensation ($)	Total ($)
D. Scott Barbour	—	—	—	—
Joseph A. Chlapaty	—	—	—	—
Robert M. Eversole (1)	45,022	150,000	—	195,022
Tanya Fratto (2)	84,761	75,000	—	159,761
Richard A. Rosenthal (3)	7,272	150,000	—	157,272
Alexander R. Fischer (4)	14,772	150,000	—	164,772
M.A. (Mark) Haney (2)	84,761	75,000	—	159,761
C. Robert Kidder (5)	144,928	75,000	—	219,000
Abigail S. Wexner (6)	21,022	150,000	—	171,022
Carl A. Nelson, Jr. (3)	12,897	150,000	—	162,897

(1)	Represents quarterly payments of annual retainer for membership on our board of directors as well as chairperson and member of the audit committee.
(2)	Represents quarterly payments of annual retainer for membership on our board of directors and audit committee.
(3)	Represents quarterly payments of annual retainer for membership on our board of directors, as well as for serving as chairperson and member of compensation and management development committee.
(4)	Represents quarterly payment of annual retainer for membership on our board of directors, audit committee and nominating and corporate governance committee.
(5)

Represents quarterly payment of annual retainer for serving as chairman and member of our board of directors, for serving as our lead independent director, for serving as chairperson and member of the compensation and management development committee, and for serving as a member of nominating and corporate governance committee.

(6)

Represents quarterly payment of annual retainer for membership on our board of directors and compensation and management development committee and for serving as chairperson and member of the nominating and corporate governance committee.

(7)

Each of Messrs. Rosenthal, Nelson, Fischer and Eversole, and Mrs. Wexner elected to receive shares of restricted stock in lieu of their $75,000 annual retainer paid in cash for membership on our board of directors. See above under “— Stock Awards and Stock in Lieu of Cash Retainer.” The number of shares of common stock granted in lieu of cash compensation will be based on the aggregate grant date fair value of our common stock computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. These awards will be made on the date of the annual meeting of the Company’s stockholders. The awards will be valued as of the grant date and will vest on the one-year anniversary of the grant date.

Non-Employee Director Stock Ownership Guidelines

To encourage equity ownership among non-employee directors, our board of directors has adopted stock ownership guidelines applicable to all non-employee directors. Under the stock ownership guidelines, each non-employee director is expected to own Common Stock having a value of at least three times their annual cash retainer. The non-employee directors have five years from the later of the completion of our IPO or the date of their election to fulfill this ownership requirement. The stock ownership guidelines require each non-employee director to retain all shares received, net of shares sold for tax purposes, until the ownership requirements are met.

Compensation Committee Interlocks and Insider Participation

There are no interlocking relationships between any member of our compensation and management development committee and any of our executive officers that require disclosure under the applicable rules promulgated under the federal securities laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership by Directors and Executive Officers

The following table sets forth beneficial ownership of shares of common stock of the Company by (i) persons believed by us to beneficially own more than 5% of the outstanding shares, based on our review of SEC filings, (ii) all directors and nominees, (iii) the named executive officers included in the Summary Compensation Table in this Annual Report on Form 10-K, and (iv) all directors, nominees, and executive officers as a group (as of May 21, 2018).

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater than 5% Stockholders
The Vanguard Group(1) 455 Devon Park Drive Valley Forge, PA 19087	2,897,478	5.12%
ESOP (2) c/o Advanced Drainage Systems, Inc. 4640 Trueman Boulevard Hilliard, Ohio 43026	17,921,132	24.06%
Berkshire Partners Holdings LLC(3) 200 Clarendon Street, 35th Floor Boston, Massachusetts 02116	9,013,775	15.94%
Wellington Management Group LLP (4) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	5,046,879	8.92%
Joseph A. Chlapaty (5)	10,125,081	17.90%
Directors and Named Executive Officers (not listed above):
D. Scott Barbour (6)	55,697	*
Scott A. Cottrill (7)	69,598	*
Thomas M. Fussner (8)	552,744	*
Ronald R. Vitarelli (9)	184,170	*
Robert M. Klein (10)	418,238	*
Michael B. Coleman	—	*
Robert M. Eversole	45,344	*
Alexander R. Fischer	27,806	*
Tanya Fratto	13,904	*
M.A. (Mark) Haney	23,904	*
Ross M. Jones	—	*
C. Robert Kidder	28,074	*
Carl A. Nelson, Jr.	9,788	*
Richard A. Rosenthal	39,859	*
Abigail S. Wexner	102,806	*
All directors and executive officers as a group (18 persons) (11)	11,984,187	20.97%

*Less than 1%

(1)

We obtained the information regarding share ownership from the Schedule 13G filed February 12, 2018 by The Vanguard Group, which reported sole dispositive power as to 2,823,375 shares of common stock and shared dispositive power as to 74,103 shares of stock as of December 31, 2017.

(2)	Consists of shares of common stock issuable upon the exercise of the conversion option for all of the shares of ESOP Preferred Stock held by the ESOP at a ratio of 1-to-0.7692.
(3)

We obtained the information regarding share ownership from the Schedule 13D filed August 8, 2017 by Berkshire Partners Holdings LLC and related entities, which reported shared voting power and shared dispositive power as to 9,013,775 shares of common stock as of July 31, 2017.

(4)

We obtained the information regarding share ownership from the Schedule 13G/A filed February 8, 2018 by Wellington Management Group LLP and related entities, which reported shared voting power as to 2,674,552 shares of common stock and shared dispositive power as to 5,046,879 shares of common stock as of December 29, 2017.

(5)

Includes, with respect to Joseph A. Chlapaty, 745,556 shares of common stock directly owned of record by Joseph A. Chlapaty and 9,379,025 shares of common stock directly owned of record by the Joseph A. Chlapaty Trust, as to which Mr. Chlapaty, as trustee, has voting and investment power, and 500 shares of common stock directly owned by Mr. Chlapaty’s spouse, but excludes any shares of common stock directly owned by Mr. Chlapaty’s children and any shares of common stock beneficially owned by Mr. Chlapaty’s children through irrevocable trusts of which Mr. Chlapaty is not a trustee. Mr. Chlapaty disclaims beneficial ownership of the above excluded shares except to the extent of any pecuniary interest (as defined in Rule 16a–1(a)(2) promulgated under the Exchange Act) that he may have as to such excluded shares.

(6)

Includes, with respect to D. Scott Barbour, 55,697 restricted shares of common stock owned by Mr. Barbour as to which Mr. Barbour has sole voting power, and zero shares of common stock issuable upon the exercise of vested stock options (or vesting within 60 days of March 31, 2018).

(7)

Includes, with respect to Scott A. Cottrill, 8,157 shares of common stock directly owned by Mr. Cottrill, 17,079 restricted shares of common stock owned by Mr. Cottrill as to which Mr. Cottrill has sole voting power, and 44,362 shares of common stock issuable upon the exercise of vested stock options (or vesting within 60 days of March 31, 2018).

(8)	Includes, with respect to Thomas M. Fussner, 552,744 shares of common stock directly owned by Mr. Fussner.
(9)

Includes, with respect to Ronald R. Vitarelli, 32,702 shares of common stock directly owned by Mr. Vitarelli, 9,241 restricted shares of common stock owned by Mr. Vitarelli as to which Mr. Vitarelli has sole voting power, and 142,227 shares of common stock issuable upon the exercise of vested stock options (or vesting within 60 days of March 31, 2018).

(10)

Includes, with respect to Robert M. Klein, 260,039 shares of common stock directly owned by Mr. Klein, 5,166 restricted shares of common stock owned by Mr. Klein as to which Mr. Klein has sole voting power, and 153,033 shares of common stock issuable upon the exercise of vested stock options (or vesting within 60 days of March 31, 2018).

(11)

Includes Ewout Leeuwenburg and Kevin C. Talley, each of which is an executive officer but not a named executive officer. Also includes Joseph A. Chlapaty and Thomas M. Fussner, who were named executive officers during fiscal year 2018.

The following table sets forth information as of May 21, 2018 with respect to the beneficial ownership of shares of ESOP Preferred Stock of the Company, all of which are owned by the ESOP.

Title of Class	Shares Beneficially Owned	Percentage of Class
ESOP Preferred Stock	23,298,404	100%

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes equity compensation plan information as of March 31, 2018 for the 2000 Incentive Stock Option Plan, the 2008 Restricted Stock Plan, the 2013 Stock Option Plan, the Director Stock Plan and the 2017 Omnibus Incentive Plan, all of which are stockholder approved.

	Equity Compensation Plan Information
Plan category	Number of shares underlying outstanding options, restricted stock units and rights	Weighted- average exercise price of shares underlying outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in column)
Equity compensation plans approved by stockholders	2,043,808	$16.47	3,193,698	(1)
Equity compensation plans not approved by stockholders	—	$—	—

Total	2,043,808	$16.47	3,193,698

(1)	Includes 3,193,698 shares of restricted stock that remain available for future issuance under the 2017 Omnibus Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

We have entered into a registration rights agreement (the “Registration Rights Agreement”) with certain of our stockholders, including our former Chief Executive Officer. The Registration Rights Agreement grants to certain of our stockholders the right to cause us, generally at our own expense, to use our reasonable best efforts to register certain of our securities held by such stockholders for public resale, subject to certain limitations. In the event we register any of our common stock, certain of our stockholders also have the right to require us to use our reasonable best efforts to include in such registration statement shares of our common stock held by them, subject to certain limitations, including as determined by the underwriters. The Registration Rights Agreement also provides for us to indemnify certain of our stockholders and their affiliates in connection with the registration of our common stock.

We have entered into indemnification agreements with our directors and senior officers. The indemnification agreements provide the directors and senior officers with contractual rights to the indemnification and expense advancement rights provided under our amended and restated bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements. Pursuant to the Company’s indemnification agreement with Joseph A. Chlapaty, the Company’s former CEO, during fiscal year 2018, the Company advanced legal expenses to the former CEO in connection with a certain class action litigation case in which the former CEO was named as a defendant as well as with respect to the ongoing investigation by the SEC’s Division of Enforcement, as further described in Item 3. Legal Proceedings, in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018. Foley Lardner LLP (“Foley”), a law firm in which Mr. Chlapaty’s stepson, Bryan B. House, is a partner, provided legal services to the former CEO related to such matters during the year ended March 31, 2018. The Company reimbursed Mr. Chlapaty’s expenses in connection with Foley’s representation, with fees paid by the Company to Foley for the year ended March 31, 2018 of approximately $330,000. The interests of Mr. House in such amounts are not determinable.

Policies and procedures for related party transactions

Our Board has adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. The nominating and corporate governance committee of our Board will review related party transactions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, during the fiscal year ended March 31, 2018, or with respect to such fiscal year, all Section 16(a) filing requirements were met.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019

Deloitte & Touche LLP served as independent registered public accounting firm to the Company in fiscal year 2018 and has been selected to serve in such capacity in fiscal year 2019. The Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm in the future. In such event, the Audit Committee may retain Deloitte & Touche LLP, notwithstanding that the stockholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required for Approval

The affirmative vote of a majority of the shares present or participating by proxy and entitled to vote is required for approval. Abstentions will have the same effect as votes against the proposal. This proposal is a discretionary item and, thus, NYSE member brokers that do not receive instructions from beneficial owners may vote your shares in their discretion. Therefore, there will be no broker non-votes on this proposal.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending March 31, 2019. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

Appointment of Independent Registered Public Accounting Firm

The Audit Committee has sole responsibility for appointing the Company’s independent registered public accounting firm, but will consider the outcome of the stockholder vote on ratification of any appointment.

Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 2003 and is expected to continue as the Company’s auditors for the fiscal year 2019. In accordance with its responsibilities under its charter and the NYSE listing standards, the Audit Committee will assess periodically the advisability of rotating audit firms for audits in future years. Representatives of Deloitte & Touche LLP will attend the Annual Meeting via webcast. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees

The Audit Committee has sole responsibility, in consultation with management, for approving the terms and fees for the engagement of the independent registered public accounting firm for audits of the Company’s financial statements and internal control over financial reporting. In addition, the Audit Committee must preapprove all audit, audit-related and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit, audit-related and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

For the fiscal years ended March 31, 2018 and 2017, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates billed or will bill the Company fees as follows:

Fiscal Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Services
2018	$3,580,000	$100,000	$7,500	$2,000
2017	$4,360,000	$60,000	$7,000	$2,037

Fees noted in “Audit Fees” in fiscal years 2018 and 2017 represent fees for the audits of the annual consolidated financial statements as of and for the years ending March 31, 2018 and 2017; and reviews of the interim financial statements included in quarterly reports and services normally provided by the independent registered public accounting firm in connection with statutory filings.

“Audit-Related Fees” in fiscal years 2018 and 2017 represent fees related to (1) the adoption of new accounting standards and tax regulations, (2) assistance regarding Section 404 of the Sarbanes-Oxley Act of 2002, and (3) work performed in connection with registration statements and other correspondence with the SEC.

“Tax Fees” in fiscal years 2018 and 2017 represent fees for international tax compliance services.

Fees noted in “All Other Services” in fiscal years 2018 and 2017 represent an annual subscription for access to the on-line accounting research tool of Deloitte.

The Audit Committee has approved all non-audit services described above and has concluded that the provision of these non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with the Company’s management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company for the fiscal year ended March 31, 2018. The Audit Committee has also discussed with Deloitte & Touche LLP all matters required by the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the communications of Deloitte & Touche LLP concerning independence and has discussed with Deloitte & Touche LLP their independence.

Based on the review and discussions noted above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Robert M. Eversole, Chair
Alexander R. Fischer
Tanya Fratto
M.A. (Mark) Haney

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in detail under the heading “Executive Compensation Discussion & Analysis” and in the compensation tables and narrative disclosures that accompany the compensation tables, the Company’s compensation program for the named executive officers is designed to attract, motivate and retain talented executives who will provide leadership for the Company’s success. Under this program, the named executive officers are rewarded for individual and collective contributions to the Company consistent with a “pay for performance” orientation. Furthermore, the executive officer compensation program is aligned with the nature and dynamics of the Company’s business, which focuses management on achieving the Company’s annual and long-term business strategies and objectives. The compensation and management development committee regularly reviews the executive compensation program to ensure that it achieves the desired goals of emphasizing long-term value creation and aligning the interests of management and stockholders through the use of equity-based awards. The Board has currently determined to hold the advisory vote on executive compensation each year, meaning that after the 2018 Annual Meeting of Stockholders, the next advisory vote on executive compensation will be held at the 2019 Annual Meeting.

The Company is asking the stockholders to indicate their support for the Company’s named executive officer compensation as described in this Proxy Statement. Accordingly, the Company asks the stockholders to vote “FOR” the following resolution at the 2018 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders, including the Compensation Discussion & Analysis, the Summary Compensation Table and the other related tables and disclosure.”

As an advisory vote, this proposal is not binding upon the Company. However, the compensation and management development committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required

Although the vote is non-binding, the Company will consider the affirmative vote of a majority of the votes cast on the proposal as approval of the compensation of the Company’s named executive officers. Abstentions and broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

Board Recommendation

The Board recommends a vote “FOR” the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

Any stockholder who intends to present a proposal at the 2019 Annual Meeting and who wishes to have the proposal included in the Company’s proxy statement and form of proxy for that meeting must deliver the proposal to the Company at our headquarters at 4640 Trueman Boulevard, Hilliard, Ohio 43026, no later than February 11, 2019, and must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the advance notice provisions in the Company’s Bylaws. These provisions require a stockholder to provide certain information required by the Company’s Bylaws with respect to each proposal, including (a) a description of the business to be brought before the meeting and the text of the proposal, (b) the stockholder’s reasons for conducting the business at the meeting, (c) biographical and share ownership information of the stockholder (and certain affiliates), and (d) descriptions of any material interests of the stockholder (and certain affiliates) in the proposed business and any arrangements between the stockholder (and certain affiliates) and another person or entity with respect to the proposed business.

Any stockholder who intends to present a proposal at the 2019 Annual Meeting other than for inclusion in the Company’s proxy statement and form of proxy must comply with the advance notice provisions in the Company’s Bylaws. In addition, these provisions require that such stockholder deliver the proposal to the Company at our headquarters at 4640 Trueman Boulevard, Hilliard, Ohio 43026, not less than ninety nor more than one hundred twenty calendar days prior to the first anniversary date of the preceding year’s annual meeting. Otherwise, such proposal will be untimely. Based on the current date of the 2018 Annual Meeting, a proposal for the 2019 Annual Meeting must be delivered no earlier than March 26, 2019 or later than April 25, 2019 to be timely. The Company reserves the right to exercise discretionary voting authority on the proposal if a stockholder submits the proposal earlier than March 26, 2019 or later than April 25, 2019.

MISCELLANEOUS

The Company will bear the cost of preparing this proxy statement, with the affiliated proxy materials and other instruments. The Company will also pay the standard charges and expenses of brokerage houses, or other nominees or fiduciaries, for forwarding such instruments to and obtaining proxies from security holders and beneficiaries for whose account they hold registered title to the Company shares. Directors, officers and other employees of the Company, acting on its behalf, may also solicit proxies, for which they will not receive any additional compensation. Proxies may be solicited by mail, by telephone, by email or via the Internet. This Proxy Statement and the accompanying proxy will be made available to stockholders on or about June 11, 2018.

The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the proxies to vote the shares represented thereby on such matters in accordance with their best judgment.

ADVANCED DRAINAGE SYSTEMS, INC.

Scott A. Cottrill
Secretary

June 8, 2018

ADVANCED DRAINAGE SYSTEMS, INC./WMS 4640 TRUEMAN BLVD. HILLIARD, OH 43026

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/WMS2018

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E49157-P10756	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADVANCED DRAINAGE SYSTEMS, INC./WMS
The Board of Directors recommends you vote FOR all of the nominees listed and FOR proposals 2 and 3.
1. Election of Directors		For	Against	Abstain
1a. Robert M. Eversole		☐	☐	☐
1b. Alexander R. Fischer		☐	☐	☐
1c. M.A. (Mark) Haney		☐	☐	☐			For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2019.							☐	☐	☐
3. Approval, in a non-binding advisory vote, of the compensation for named executive officers.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

E49158-P10756

ADVANCED DRAINAGE SYSTEMS, INC./WMS

Annual Meeting of Stockholders

Tuesday, July 24, 2018 10:00 A.M.

This proxy is solicited by the Board of Directors

The undersigned hereby appoints D. Scott Barbour and Scott A. Cottrill, and each of them, with respect to any shares of common stock held by the undersigned as proxies to attend the annual meeting of stockholders of the Company to be held virtually on Tuesday, July 24, 2018 at 10:00 a.m., Eastern Time, and any adjournment thereof and vote all shares held by or for the benefit of the undersigned as indicated on the reverse side of this card for the election of Directors and on the Board of Directors proposals listed; and, at their discretion, on such other matters as may properly come before the meeting. If you sign and return this card without marking, this proxy card will be treated as being FOR the election of Directors and FOR the recommendations of the Board of Directors on proposals 2 and 3.

IMPORTANT NOTICE TO PARTICIPANTS IN THE ADVANCED DRAINAGE SYSTEMS, INC. EMPLOYEE STOCK OWNERSHIP PLAN

This proxy also provides voting instructions for shares of the ESOP Preferred Stock held by the Trustee of the Advanced Drainage Systems, Inc. Employee Stock Ownership Plan and its related trust (“ESOP”) and directs such Trustee to vote all shares of the ESOP Preferred Stock held for the benefit of the undersigned as indicated on the reverse side of this card for the election of Directors and on the Board of Directors proposals listed; and, at their discretion, on such other matters as may properly come before the meeting. If no instructions are given or if your voting instructions are not received on or before 11:59 p.m. ET on July 18, 2018, the cut-off date for purposes of providing voting instructions for the ESOP Preferred Stock, the Trustee will vote the uninstructed shares of the ESOP Preferred Stock in direct proportion to the voting of shares of the ESOP Preferred Stock for which instructions have been received, provided that such voting is not contrary to the Employee Retirement Income Security Act of 1974, as amended.

Votes should be received by the Company’s proxy tabulator, Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 p.m. ET on July 23, 2018, for shares of common stock to be voted and 11:59 p.m. ET on July 18, 2018, for the Trustee to vote the ESOP Preferred Stock. Broadridge will report separately to the proxies identified above and to the Trustee of the ESOP as to proxies received and voting instructions provided, respectively.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side